                                                                       Exhibit 2

                                                                  EXECUTION COPY



                      SEPARATION AND DISTRIBUTION AGREEMENT


                                 BY AND BETWEEN


                            LUCENT TECHNOLOGIES INC.


                                       AND


                               AGERE SYSTEMS INC.


                          DATED AS OF FEBRUARY 1, 2001

                                TABLE OF CONTENTS

TABLE OF CONTENTS ..............................................................................................     i

ARTICLE I                  DEFINITIONS...........................................................................    1

ARTICLE II                 THE SEPARATION........................................................................   14
   2.1.     Transfer of Assets and Assumption of Liabilities.....................................................   14
   2.2.     Agere Assets.........................................................................................   15
   2.3.     Agere Liabilities....................................................................................   16
   2.4.     Termination of Agreements............................................................................   18
   2.5.     Documents Relating to Transfer of Real Property Interests and Tangible Property Located Thereon......   19
   2.6.     Documents Relating to Other Transfers of Assets and Assumption of Liabilities........................   20
   2.7.     Other Ancillary Agreements...........................................................................   20
   2.8.     The Non-U.S. Plan....................................................................................   21
   2.9.     Intentionally Omitted................................................................................   21
   2.10.       Disclaimer of Representations and Warranties......................................................   21
   2.11.       Financing Arrangements............................................................................   21
   2.12.       Governmental Approvals and Consents...............................................................   22
   2.13.       Novation of Assumed Agere Liabilities.............................................................   23
   2.14.       Novation of Assumed Liabilities other than Agere Liabilities......................................   24
   2.15.       Third Party Intellectual Property License Agreements..............................................   24

ARTICLE III                THE IPO AND ACTIONS PENDING THE IPO...................................................   27
   3.1.     Transactions Prior to the IPO........................................................................   27
   3.2.     Proceeds of the IPO..................................................................................   27
   3.3.     Conditions Precedent to Consummation of the IPO......................................................   28
   3.4.     Charter; Bylaws; Rights Plan.........................................................................   29
   3.5.     Agere Common Stock...................................................................................   29

ARTICLE IV                 THE DISTRIBUTION......................................................................   29
   4.1.     The Distribution.....................................................................................   29
   4.2.     Actions Prior to the Distribution....................................................................   30
   4.3.     Conditions to Distribution...........................................................................   31
   4.4.     Fractional Shares....................................................................................   32
   4.5.     The Agere Board of Directors.........................................................................   32

ARTICLE V                  MUTUAL RELEASES; INDEMNIFICATION......................................................   32
   5.1.     Release of Pre-Closing Claims........................................................................   32
   5.2.     Indemnification by Agere.............................................................................   34
   5.3.     Indemnification by Lucent............................................................................   35
   5.4.     Indemnification Obligations Net of Insurance Proceeds and Other Amounts..............................   35

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
   5.5.     Procedures for Indemnification of Third Party Claims.................................................   36
   5.6.     Additional Matters...................................................................................   38
   5.7.     Remedies Cumulative..................................................................................   38
   5.8.     Survival of Indemnities..............................................................................   39
   5.9.     Alleged Infringement or Misappropriation.............................................................   39

ARTICLE VI                 CONTINGENT GAINS AND CONTINGENT LIABILITIES...........................................   40
   6.1.     Definitions Relating to Contingent Gains and Contingent Liabilities..................................   40
   6.2.     Contingent Gains.....................................................................................   44
   6.3.     Exclusive Contingent Liabilities.....................................................................   45
   6.4.     Shared Contingent Liabilities........................................................................   45
   6.5.     Payments.............................................................................................   45
   6.6.     Procedures to Determine Status of Contingent Liability or Contingent Gain............................   46
   6.7.     Certain Case Allocation Matters......................................................................   46
   6.8.     Termination of Certain Article VI Provisions.........................................................   47

ARTICLE VII                INTERIM OPERATIONS AND CERTAIN OTHER MATTERS..........................................   47
   7.1.     Insurance Matters....................................................................................   47
   7.2.     Operating Financial Liabilities......................................................................   48
   7.3.     Certain Business Matters.............................................................................   50
   7.4.     Late Payments........................................................................................   51

ARTICLE VIII               EXCHANGE OF INFORMATION; CONFIDENTIALITY..............................................   51
   8.1.     Agreement for Exchange of Information; Archives......................................................   51
   8.2.     Ownership of Information.............................................................................   52
   8.3.     Compensation for Providing Information...............................................................   52
   8.4.     Record Retention.....................................................................................   52
   8.5.     Limitations of Liability.............................................................................   53
   8.6.     Other Agreements Providing for Exchange of Information...............................................   53
   8.7.     Production of Witnesses; Records; Cooperation........................................................   53
   8.8.     Confidentiality......................................................................................   54
   8.9.     Protective Arrangements..............................................................................   55

ARTICLE IX                 DISPUTE RESOLUTION....................................................................   55
   9.1.     Disputes.............................................................................................   55
   9.2.     Escalation; Mediation................................................................................   55
   9.3.     Court Actions........................................................................................   56

ARTICLE X                  FURTHER ASSURANCES AND ADDITIONAL COVENANTS...........................................   56
   10.1.       Further Assurances................................................................................   56
   10.2.       Qualification as Tax-Free Distribution............................................................   58
   10.3.       Changes in Agere Stock Ownership Following the Distribution.......................................   58
   10.4.       Changes in Lucent Stock Ownership Following the Distribution......................................   59
   10.5.       Compliance with SDA Agreement and CDA Agreement...................................................   59

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
ARTICLE XI                 TERMINATION...........................................................................   59
   11.1.       Termination by Mutual Consent.....................................................................   59
   11.2.       Other Termination.................................................................................   60
   11.3.       Effect of Termination.............................................................................   60

ARTICLE XII                MISCELLANEOUS.........................................................................   60
   12.1.       Counterparts; Entire Agreement; Corporate Power...................................................   60
   12.2.       Governing Law.....................................................................................   61
   12.3.       Assignability.....................................................................................   61
   12.4.       Third Party Beneficiaries.........................................................................   62
   12.5.       Notices...........................................................................................   62
   12.6.       Severability......................................................................................   63
   12.7.       Force Majeure.....................................................................................   63
   12.8.       Publicity.........................................................................................   63
   12.9.       Expenses..........................................................................................   63
   12.10.      Headings..........................................................................................   63
   12.11.      Survival of Covenants.............................................................................   64
   12.12.      Waivers of Default................................................................................   64
   12.13.      Specific Performance..............................................................................   64
   12.14.      Amendments........................................................................................   64
   12.15.      Interpretation....................................................................................   64

                                      iii
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                                    SCHEDULES

Schedule 1.7...................     Agere BL Assets
Schedule 1.12(a)...............     Supply and Vendor Contracts and Agreements
Schedule 1.12(d)...............     Federal, State, and Local Government Contracts and Agreements
Schedule 1.12(e)...............     Capital or Operating Equipment Lease Obligations
Schedule 1.12(g)...............     Other Agere Contracts
Schedule 1.77..................     Non-U.S. Plan
Schedule 2.1(c)................     Delayed Transfer Assets and Liabilities
Schedule 2.2(a)(i).............     Agere Assets
Schedule 2.2(a)(iv)............     Capital Stock of Transferred Subsidiaries and Other Third Parties
Schedule 2.2(b)(i).............     Excluded Assets
Schedule 2.2(b)(iv)............     Excluded Contracts and Agreements
Schedule 2.3(b)(v).............     Identified Environmental Liabilities
Schedule 2.4(b)(ii)............     Excluded Terminated Agreements
Schedule 2.5...................     Real Estate Documentation
Schedule 2.15(a)(1)............     Assigned Intellectual Property License Agreements
Schedule 2.15(a)(2)............     Designated Intellectual Property License Agreements
Schedule 2.15(b)...............     Royalty, License Fee and Similar Arrangements
Schedule 6.1(e)................     Exclusive Agere Contingent Gains and Liabilities
Schedule 6.1(g)................     Exclusive Lucent Contingent Gains and Liabilities
Schedule 6.1(j)................     Shared Contingent Gains
Schedule 6.1(k)................     Shared Contingent Liabilities
Schedule 6.6...................     Third Party Claims, Actions
Schedule 7.2(a)................     Agere OFLs



                                         EXHIBITS

Exhibit A......................     Restated Certificate of Incorporation of Agere
Exhibit B......................     Amended and Restated Bylaws of Agere
Exhibit C......................     Rights Agreement of Agere

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                      SEPARATION AND DISTRIBUTION AGREEMENT

                 THIS SEPARATION AND DISTRIBUTION AGREEMENT, dated as of February 1, 2001, is by and between Lucent and Agere. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof.

                                 R E C I T A L S

                 WHEREAS, the Board of Directors of Lucent has determined that it is in the best interests of Lucent and its stockholders to separate Lucent's existing businesses into two independent businesses;

                 WHEREAS, in furtherance of the foregoing, it is appropriate and desirable to transfer the Agere Assets to Agere and its Subsidiaries and to cause Agere and its Subsidiaries to assume the Agere Liabilities, all as more fully described in this Agreement and the Ancillary Agreements;

                  WHEREAS, the Board of Directors of Lucent has further determined that it is appropriate and desirable, on the terms and conditions contemplated hereby, to cause Agere to offer and sell for its own account in the IPO a limited number of shares of Agere Common Stock;

                  WHEREAS, Lucent currently intends, after the IPO, to distribute to holders of shares of Lucent Common Stock, through a spinoff, a splitoff or a combination of both transactions, the outstanding shares of Agere Common Stock then owned directly or indirectly by Lucent;

                  WHEREAS, the Distribution is intended to qualify as a tax-free spin-off under Section 355 of the Code; and

                 WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation, the IPO and the Distribution and certain other agreements that will govern certain matters relating to the Separation, the IPO and the Distribution and the relationship of Lucent, Agere and their respective Subsidiaries following the IPO and the Distribution.

                 NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                 For the purpose of this Agreement the following terms shall have the following meanings:

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         1.1.     ACTION means any demand, action, suit, countersuit,
arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

         1.2. AFFILIATE of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

         1.3. AGENT means the distribution agent to be appointed by Lucent to distribute to the stockholders of Lucent all of the shares of Agere Common Stock held by Lucent pursuant to the Distribution.

         1.4. AGERE means Agere Systems Inc., a Delaware corporation, formerly known as Lucent ME Corp.

         1.5.     AGERE ASSETS has the meaning set forth in Section 2.2(a).

         1.6. AGERE BALANCE SHEET means the audited combined balance sheet of Agere and its Subsidiaries, including the notes thereto, as of September 30, 2000.

         1.7. AGERE BL ASSETS means the Assets of Bell Laboratories specifically identified on Schedule 1.7.

         1.8. AGERE BUSINESS means: (a)(i) the business and operations of the microelectronics group of Lucent that designs and manufactures integrated circuits and optoelectronic components; and (ii) such other businesses and operations relating thereto currently carried on by the microelectronics business group of Lucent; and (b) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the Agere Business (as described in the foregoing clause (a)) as then conducted, but in each case, excluding the businesses and operations related to the Excluded Assets.

         1.9. AGERE CLASS A COMMON STOCK means the Class A Common Stock, $0.0l par value per share, of Agere to be issued by Agere under certain circumstances as contemplated by Section 3.5.

         1.10. AGERE CLASS B COMMON STOCK means the Class B Common Stock, $0.0l par value per share, of Agere to be issued by Agere under certain circumstances as contemplated by Section 3.5.

         1.11. AGERE COMMON STOCK means the Common Stock, $0.0l par value per share, of Agere; provided, however, that under certain circumstances as contemplated by Section 3.5, references to Agere Common Stock shall be to Agere Class A Common Stock or Agere Class B

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Common Stock as set forth in Section 3.5.

         1.12. AGERE CONTRACTS means the following contracts and agreements to which Lucent or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such contract or agreement that is contemplated to be retained by Lucent or any member of the Lucent Group pursuant to any provision of this Agreement or any Ancillary Agreement:

                  (a) any supply or vendor contracts or agreements listed or described on Schedule 1.12(a) and any other supply or vendor contracts or agreements entered into after the date hereof and prior to the Closing Date that relate primarily to the Agere Business;

                  (b) any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the Agere Group;

                  (c) any contract or agreement, including any joint venture agreement, that relates primarily to the Agere Business;

                  (d) federal, state and local government and other contracts and agreements that are listed or described on Schedule 1.12(d);

                  (e) any contract or agreement representing capital or operating equipment lease obligations reflected on the Agere Balance Sheet, including obligations as lessee under those contracts or agreements listed on
Schedule 1.12(e);

                  (f) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to Agere or any member of the Agere Group;

                  (g) (i) any guarantee, indemnity, representation, warranty or other Liability of any member of the Agere Group or the Lucent Group in respect of any other Agere Contract, any Agere Liability or the Agere Business (including guarantees of financing incurred by customers or other third parties in connection with purchases of products or services from the Agere Business), and (ii) the contracts, agreements and other documents listed or described on
Schedule 1.12(g)); and

                  (h) any Agere OFL.

         1.13. AGERE CUMULATIVE OWNERSHIP CHANGE means the total percentage Change in Agere Stock Ownership immediately after a proposed Change in Agere Stock Ownership and shall be calculated by multiplying (a) a fraction, (i) the numerator of which is the sum of (A) the total number of shares of Agere stock proposed to be issued, or for which there is a change in ownership, in the proposed Change in Agere Stock Ownership, (B) the total number of shares of Agere stock issued, or for which there has been a change in ownership, in all prior Changes in Agere Stock Ownership, and (C) the number of shares of Agere stock determined by Lucent and Agere on or prior to the Closing Date, and (ii) the denominator of which is the total number of

                                       3
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shares of Agere stock that would be outstanding after the proposed Change in
Agere Stock Ownership (referred to in the foregoing clause (A)), by (b) 100.

         1.14. AGERE GROUP means Agere, each Subsidiary of Agere and each other Person that is either controlled directly or indirectly by Agere immediately after the Closing Date or that is contemplated to be controlled by Agere pursuant to the Non-U.S. Plan (other than any Person that is contemplated not to be controlled by Agere pursuant to the Non-U.S. Plan).

         1.15.    AGERE INDEMNITEES has the meaning set forth in Section 5.3(a).

         1.16.    AGERE LIABILITIES has the meaning set forth in Section 2.3(a).

         1.17.    AGERE OFL'S has the meaning set forth in Section 7.2(a).

         1.18. AGREEMENT means this Separation and Distribution Agreement, including all of the Schedules and Exhibits hereto.

         1.19. ANCILLARY AGREEMENTS means the deeds, lease assignments and assumptions, leases, subleases and sub-subleases, and the supplemental and other agreements and instruments related thereto, substantially in the forms attached as Schedule 2.5, the Fiber Product Purchase Agreement, the Microelectronics Product Purchase Agreement, the ORiNOCO Product Purchase Agreement, the Employee Benefits Agreement and other related agreements thereto, the Interim Services and Systems Replication Agreement, the Tax Sharing Agreement, the Patent Assignments, the Technology Assignment and Joint Ownership Agreement, the Patent and Technology License Agreement, the Trademark License Agreement, the Trademark Assignment, the Trade Dress Assignment, the Development Project Agreement, the Joint Design Center Operating Agreement and the agreements and other documents comprising the Non-U.S. Plan.

         1.20. ASSETS means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

                  (a) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

                  (b) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

                  (c) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

                  (d) all interests in real property of whatever nature, including easements,

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whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

                  (e) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

                  (f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

                  (g) all deposits, letters of credit and performance and surety bonds;

                  (h) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

                  (i) all domestic and foreign patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, other proprietary information and licenses from third Persons granting the right to use any of the foregoing;

                  (j) all computer applications, programs and other software, including operating software, network software firmware, middleware, design software, design tools, systems documentation and instructions;

                  (k) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

                  (l) all prepaid expenses, trade accounts and other accounts and notes receivables;

                  (m) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choices in action or similar rights, whether accrued or contingent;

                  (n) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

                  (o) all licenses (including radio and similar licenses), permits, approvals and authorizations which have been issued by any Governmental Authority;

                  (p) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

                  (q) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

         1.21. BELL LABORATORIES means the Assets of Lucent's Bell Laboratories division as of the date hereof.

         1.22. CDA AGREEMENT means the Contribution and Distribution Agreement among Lucent and Avaya Inc., dated as of September 30, 2000.

         1.23. CHANGE IN AGERE STOCK OWNERSHIP means any change in the ownership of any class of stock of Agere or of options or other interests exchangeable for or convertible into any class of stock of Agere including, without limitation, a change resulting from issuance of any class of stock of Agere in connection with a public offering, private placement, stock or asset acquisition, merger, option grant or capital contribution, or any change in ownership required to be reported on Schedule 13D or 13G (or successor schedules thereto) with the Commission, occurring during the period set forth in Section
10.3 of this Agreement. Notwithstanding the foregoing, a Change in Agere Stock Ownership shall not include changes in ownership resulting from public trading that are not required to be reported on Schedule 13D or 13G (or successor schedules thereto) or issuances of stock in connection with the performance of services as an employee or director of Agere or any member of the Agere Group or Lucent or any member of the Lucent Group in a transaction which Section 83 of the Code applies. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code following the Distribution and shall be interpreted accordingly. Any clarification or change in the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

         1.24. CHANGE IN LUCENT STOCK OWNERSHIP means any change in the ownership of any class of stock of Lucent or of options or other interests exchangeable for or convertible into any class of stock of Lucent including, without limitation, a change resulting from issuance of any class of stock of Lucent in connection with a public offering, private placement, stock or asset acquisition, merger, option grants or capital contribution, or any change in ownership required to be reported on Schedule 13D or 13G (or successor schedules thereto) with the Commission, occurring during the period set forth in Section
10.4 of this Agreement. Notwithstanding the foregoing, a Change in Lucent Stock Ownership shall not include changes in ownership resulting from public trading that are not required to be reported on Schedule 13D or 13G (or successor schedules thereto) or issuances of stock in connection with the performance of services as an employee or director of Lucent or any member of the Lucent Group in a transaction which Section 83 of the Code applies. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code following the Distribution and shall be interpreted accordingly. Any clarification or change in the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

         1.25. CLOSING DATE means the first time at which any shares of Agere Common Stock

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are sold to the Underwriters pursuant to the IPO in accordance with the terms of the Underwriting Agreement.

         1.26.    CODE means the Internal Revenue Code of 1986, as amended.

         1.27.    COMMISSION means the Securities and Exchange Commission.

         1.28. CONSENTS means any consents, waivers or approvals from, or notification requirements to, any third parties.

         1.29. CONTINGENT CLAIM COMMITTEE, CONTINGENT GAIN AND CONTINGENT LIABILITIES have the respective meanings set forth in Section 6.1.

         1.30. DELAYED TRANSFER ASSETS means any Agere Assets that are expressly provided in this Agreement or any Ancillary Agreement to be transferred after the date of this Agreement.

         1.31. DELAYED TRANSFER LIABILITIES means any Agere Liabilities that are expressly provided in this Agreement or any Ancillary Agreement to be assumed after the date of this Agreement.

         1.32. DETERMINATION REQUEST means a written request made to the Contingent Claim Committee, pursuant to Section 5.5(b), for a determination as to whether a Third Party Claim specified in such request constitutes a Shared Contingent Liability.

         1.33. DEVELOPMENT PROJECT AGREEMENT means the Development Project Agreement, dated as of the date hereof, by and between Lucent and Agere.

         1.34. DISTRIBUTION means the distribution of Agere Common Stock by Lucent in one or more transactions occurring after the IPO that collectively have the effect that all shares of Agere Common Stock held by Lucent are distributed to holders of shares of Lucent Common Stock.

         1.35. DISTRIBUTION DATE means one or more dates determined in accordance with Section 4.3 on which the Distribution occurs.

         1.36. EMPLOYEE BENEFITS AGREEMENT means the Employee Benefits Agreement, dated as of the date hereof, by and between Lucent and Agere.

         1.37. ENVIRONMENTAL LAW means any federal, state, local, foreign or international statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law (including tort and environmental nuisance law), legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Authority, now or hereafter in effect, relating to health, safety, pollution or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or to emissions, discharges, releases or threatened releases of any substance currently or at any time hereafter listed, defined, designated or classified as hazardous, toxic, waste, radioactive or dangerous, or otherwise regulated, under any of the foregoing, or otherwise relating to the manufacture, processing, distribution, use,

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
treatment, storage, disposal, transport or handling of any such substances, including the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act and the Resource Conservation and Recovery Act and comparable provisions in state, local, foreign or international law.

         1.38. ENVIRONMENTAL LIABILITIES means all Liabilities relating to, arising out of or resulting from any Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

         1.39.    ESCALATION NOTICE has the meaning set forth in Section 9.2.

         1.40.    EXCHANGE has the meaning set forth in Section 2.11(c).

         1.41. EXCHANGE ACT means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

         1.42.    EXCLUDED ASSETS has the meaning set forth in Section 2.2(b).

         1.43. EXCLUDED EMPLOYEE LIABILITIES shall mean the employee-related liabilities retained by Lucent with respect to its employee retirees and deferred vested former employees, as set forth in the Employee Benefits Agreement.

         1.44.    EXCLUDED LIABILITIES has the meaning set forth in Section
2.3(b).

         1.45. EXCLUSIVE LUCENT CONTINGENT GAIN, EXCLUSIVE LUCENT CONTINGENT LIABILITY, EXCLUSIVE AGERE CONTINGENT GAIN, EXCLUSIVE AGERE CONTINGENT LIABILITY AND EXCLUSIVE CONTINGENT LIABILITY have the respective meanings set forth in
Section 6.1.

         1.46. FIBER PRODUCT PURCHASE AGREEMENT means the Fiber Product Purchase Agreement, dated as of the date hereof, by and between Lucent and Agere.

         1.47. FINANCING FACILITY means the commercial paper facility and related credit agreement to be entered into prior to the Closing Date by and among Lucent, Agere, and an agent or co-agents selected by Lucent and Agere, pursuant to which, prior to the Closing Date, Lucent will issue commercial paper or otherwise borrow an amount determined by Lucent and, as of the Closing Date, Agere will become the sole obligor and Lucent will have no further liability or obligation thereunder.

         1.48. FIRST BEACON means First Beacon Insurance Company, a Vermont corporation.

         1.49. GOVERNMENTAL APPROVALS means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any

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
Governmental Authority.

         1.50. GOVERNMENTAL AUTHORITY shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

         1.51. GRL means Lucent Technologies GRL Corporation, a Delaware corporation.

         1.52. GROUP means either the Agere Group or the Lucent Group, as the context requires.

         1.53. IDENTIFIED ENVIRONMENTAL LIABILITIES has the meaning set forth in Section 2.3(b)(v).

         1.54.    INDEMNIFYING PARTY has the meaning set forth in Section
5.4(a).

         1.55.    INDEMNITEE has the meaning set forth in Section 5.4(a).

         1.56.    INDEMNITY PAYMENT has the meaning set forth in
Section  5.4(a).

         1.57. INFORMATION means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

         1.58. INSURANCE POLICIES means the insurance policies written by insurance carriers, including those affiliated with Lucent, pursuant to which Agere or one or more of its Subsidiaries (or their respective officers or directors) will be insured parties after the Closing Date.

         1.59.    INSURANCE PROCEEDS means those monies:

                  (a) received by an insured from an insurance carrier;

                  (b) paid by an insurance carrier on behalf of the insured; or

                  (c) received (including by way of set off) from First Beacon or any of its Subsidiaries or from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

         1.60. INTERIM SERVICES AND SYSTEMS REPLICATION AGREEMENT means the Interim Services and Systems Replication Agreement, dated as of the date hereof, by and between Lucent and Agere.

         1.61. IP INDEMNIFIED PARTY AND IP INDEMNIFYING PARTY have the respective meanings set forth in Section 5.9.

         1.62. IPO means the initial public offering (and not the Exchange) by Agere of shares of Agere Common Stock pursuant to the IPO Registration Statement.

         1.63. IPO REGISTRATION STATEMENT means the registration statement on Form S-l to be filed under the Securities Act, pursuant to which the Agere Common Stock to be issued in the IPO will be registered, together with all amendments thereto.

         1.64. JOINT DESIGN CENTER OPERATING AGREEMENT means the Joint Design Center Operating Agreement, dated as of the date hereof, by and between Lucent and Agere.

         1.65. LIABILITIES means any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exoneration, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

         1.66. LTII means Lucent Technologies International Inc., a Delaware corporation.

         1.67.    LUCENT means Lucent Technologies Inc., a Delaware corporation.

         1.68. LUCENT BUSINESS means: (a)(i) the business and operations of the service provider networks business that provides public networking systems and software to communications service providers and public network operators around the world, and (ii) all other businesses (including the businesses and operations related to the Excluded Assets) not otherwise included in the Agere Business; and (b) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the Lucent Business (as described in the foregoing clause (a)) as then conducted.

         1.69. LUCENT COMMON STOCK means the Common Stock, $0.01 par value per share, of Lucent.

         1.70. LUCENT CUMULATIVE OWNERSHIP CHANGE means the total percentage Change in Lucent Stock Ownership immediately after a proposed Change in Lucent Stock Ownership and shall be calculated by multiplying (a) a fraction, (i) the numerator of which is the sum of (A) the total number of shares of Lucent stock proposed to be issued, or for which there is a change in ownership, in the proposed Change in Lucent Stock Ownership, (B) the total number of shares of Lucent stock issued, or for which there has been a change in ownership, in all prior Changes in Lucent Stock Ownership, and (C) the number of shares of Lucent stock determined by Lucent and Agere on or prior to the Closing Date, and (ii) the denominator of which is the total number of shares of Lucent stock that would be outstanding after the proposed Change in Lucent Stock Ownership (referred to in the foregoing clause (A)), by (b) 100.

         1.71. LUCENT CP RATE during any month of determination shall be equal to the weighted average rate on all Lucent commercial paper (across all maturities) for such month.

         1.72. LUCENT GROUP means Lucent and each Person (other than any member of the Agere Group) that is an Affiliate of Lucent immediately after the Closing Date.

         1.73.    LUCENT INDEMNITEES has the meaning set forth in Section 5.2.

         1.74. MICROELECTRONICS PRODUCT PURCHASE AGREEMENT means the Microelectronics Product Purchase Agreement, dated as of the date hereof, by and between Lucent and Agere.

         1.75. NON-AGERE ASSETS means any assets of Lucent or any of its Affiliates other than Agere Assets.

         1.76. NON-NEGOTIATION PERIOD means the period beginning on the date of this Agreement and ending six months after the last Distribution Date.

         1.77. NON-U.S. PLAN means the Non-U.S. Plan, comprised of the series of transactions, agreements and other arrangements, pursuant to which the non-U.S. Assets and Liabilities of Lucent and its Affiliates, including LTII, have been or will be transferred between the parties hereto, which are set forth or described in Schedule 1.77 (as such Schedule may be supplemented by mutual consent of the parties prior to the Closing Date).

         1.78.    NYSE means The New York Stock Exchange, Inc.

         1.79. OFL'S mean all liabilities, obligations, contingencies and instruments and other Liabilities of any member of the Lucent Group of a financial nature with third parties existing on the date hereof, including any of the following:

                  (a) foreign exchange contracts;

                  (b) letters of credit;

                  (c) guarantees of third party loans to customers;

                  (d) surety bonds (excluding surety for workers' compensation self-insurance);

                  (e) interest support agreements on third party loans to customers;

                  (f) performance bonds or guarantees issued by third parties;

                  (g) swaps or other derivatives contracts; and

                  (h) recourse arrangements on the sale of receivables or notes.

         1.80. ORINOCO PRODUCT PURCHASE AGREEMENT means the ORiNOCO Product Purchase Agreement, dated as of the date hereof, by and between Lucent and Agere.

         1.81. PATENT ASSIGNMENTS means, collectively, the Patent Assignment, effective as of January 31, 2001, executed and delivered by Lucent to Agere Systems Guardian Corp., and the Patent Assignment, effective as of January 31, 2001, executed and delivered by Lucent to Agere Systems Optoelectronics Guardian Corp.

         1.82. PATENT AND TECHNOLOGY LICENSE AGREEMENT means the Patent and Technology License Agreement, effective as of the date hereof, by and among Lucent, GRL, Lucent Technologies Intellectual Property Guardian Corp., Lucent Technologies Optical Networking Guardian Corp., Lucent Technologies Wireless Guardian Corp., Lucent Technologies Fiber Guardian Corp., Agere, Agere Systems Guardian Corp. and Agere Systems Optoelectronics Guardian Corp.

         1.83. PERSON means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

         1.84. PRIME RATE means the rate which The Chase Manhattan Bank (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

         1.85. PROSPECTUS means each preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement.

         1.86. RECORD DATE means the close of business on the date to be determined by the Lucent Board of Directors as the record date for determining stockholders of Lucent entitled to receive shares of Agere Common Stock in the Distribution.

         1.87. RELATED EXCLUSIVE CONTINGENT LIABILITIES has the meaning set forth in Section 6.1.

         1.88. SDA AGREEMENT means the Separation and Distribution Agreement among AT&T Corp., Lucent and NCR Corporation, dated as of February 1, 1996 and amended and restated as of March 29, 1996.

         1.89. SECOND ANNIVERSARY PERIOD means the period beginning on the date of this Agreement and ending on the second anniversary of the last Distribution Date.

         1.90. SECURITIES ACT means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

         1.91. SECURITY INTEREST means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

         1.92. SEPARATION means the transfer of the Agere Assets to Agere and its Subsidiaries and the assumption by Agere and its Subsidiaries of the Agere Liabilities, all as more fully described in this Agreement and the Ancillary Agreements.

         1.93. SHARED LUCENT PERCENTAGE, SHARED AGERE PERCENTAGE, SHARED PERCENTAGE, SHARED CONTINGENT GAIN AND SHARED CONTINGENT LIABILITIES have the respective meanings set forth in Section 6.1.

         1.94. SUBSIDIARY of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

         1.95. TAX SHARING AGREEMENT means the Tax Sharing Agreement, dated as of the date hereof, by and between Lucent and Agere.

         1.96.    TAXES has the meaning set forth in the Tax Sharing Agreement.

         1.97. TECHNOLOGY ASSIGNMENT AND JOINT OWNERSHIP AGREEMENT means the Technology Assignment and Joint Ownership Agreement, effective as of January 31, 2001, by and between Lucent and Agere.

         1.98. THIRD ANNIVERSARY PERIOD means the period beginning on the date of this

Agreement and ending on the third anniversary of the last Distribution Date.

         1.99.    THIRD PARTY CLAIM has the meaning set forth in Section 5.5(a).

         1.100. TRADE DRESS ASSIGNMENT means the Trade Dress Assignment, dated as of the date hereof, executed and delivered by Lucent to Agere.

         1.101. TRADEMARK ASSIGNMENT means the Trademark Assignment, dated as of the date hereof, executed and delivered by Lucent to Agere.

         1.102. TRADEMARK LICENSE AGREEMENT means the Trademark License Agreement, dated as of the date hereof, by and between Lucent and Agere.

         1.103.   UNDERWRITERS means the managing underwriters for the IPO.

         1.104. UNDERWRITING AGREEMENT means the underwriting agreement to be entered into among Agere and the Underwriters with respect to the IPO.

         1.105.   VALUE has the meaning set forth in Section 6.1.

         1.106. WORKING CAPITAL FACILITY means the Working Capital Agreement to be entered into by Agere, as borrower, the bank named therein as agent, and the lending banks named therein, to fund the working capital requirements of Agere following the date hereof.

                                   ARTICLE II
                                 THE SEPARATION

         2.1.     Transfer of Assets and Assumption of Liabilities

                  (a) Lucent hereby contributes, assigns, transfers, conveys and delivers to Agere, and agrees to cause its applicable Subsidiaries to contribute, assign, transfer, convey and deliver to Agere, and Agere hereby accepts from Lucent and its applicable Subsidiaries, all of Lucent's and such Subsidiaries' respective rights, titles and interests in and to all Agere Assets, other than the Delayed Transfer Assets.

                  (b) Agere hereby accepts, assumes and agrees faithfully to perform, discharge and fulfill all the Agere Liabilities, other than the Delayed Transfer Liabilities, in accordance with their respective terms. Agere shall be responsible for all Agere Liabilities, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the date hereof, regardless of where or against whom such Liabilities are asserted or determined (including any Agere Liabilities arising out of claims made by Lucent's or Agere's respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Lucent Group or the Agere Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any member of the Lucent Group or the Agere Group or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

                  (c) Each of the parties hereto agrees that the Delayed Transfer Assets will be contributed, assigned, transferred, conveyed and delivered, and the Delayed Transfer Liabilities will be accepted and assumed, in accordance with the terms of the agreements that provide for such contribution, assignment, transfer, conveyance and delivery, or such acceptance or assumption, after the date of this Agreement or as otherwise set forth on Schedule 2.1(c). Following such contribution, assignment, transfer, conveyance and delivery of any Delayed Transfer Asset, or the acceptance and assumption of any Delayed Transfer Liability, the applicable Delayed Transfer Asset or Delayed Transfer Liability shall be treated for all purposes of this Agreement and the Ancillary Agreements as an Agere Asset or an Agere Liability, as the case may be.

                  (d) In the event that at any time or from time to time (whether prior to or after any Distribution Date), any party hereto (or any member of such party's respective Group), shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement or any Ancillary Agreement, such party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person.

         2.2.     Agere Assets

                  (a) For purposes of this Agreement, "Agere Assets" shall mean (without duplication):

                           (i) any and all Assets that are expressly
contemplated by this Agreement or any Ancillary Agreement (or Schedule 2.2(a)(i) or any other Schedule hereto or thereto) as Assets to be transferred to Agere or any other member of the Agere Group;

                           (ii) any Exclusive Agere Contingent Gain and any
Shared Agere Percentage of any Shared Contingent Gain;

                           (iii) subject to Section 7.1, any rights of any
member of the Agere Group under any of the Insurance Policies, including any rights thereunder arising after any Distribution Date in respect of any Insurance Policies that are occurrence policies;

                           (iv) (A) any Assets that Section 2.5(b) contemplates
will be transferred to, or be retained by, any member of the Agere Group, (B) any Agere Contracts, (C) the Agere BL Assets, (D) all issued and outstanding capital stock of the Subsidiaries of Lucent listed on Schedule 2.2(a)(iv), and
(E) the shares of capital stock of certain entities held by Lucent as listed on
Schedule 2.2(a)(iv);

                           (v) any Assets reflected in the Agere Balance Sheet
as Assets of Agere and its Subsidiaries, subject to any dispositions of such Assets subsequent to the date of the Agere Balance Sheet; and

                           (vi) except as contemplated by Section 2.5(b), any
and all Assets owned or held immediately prior to the Closing Date by Lucent or any of its Subsidiaries that are used primarily in the Agere Business. The intention of this clause (vi) is only to rectify any inadvertent omission of transfer or conveyance of any Assets that, had the parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as an Agere Asset. No Asset shall be deemed to be a Agere Asset solely as a result of this clause (vi) if such Asset is within the category or type of Asset expressly covered by the subject matter of an Ancillary Agreement. In addition, no Asset shall be deemed a Agere Asset solely as a result of this clause (vi) unless a claim with respect thereto is made by Agere on or prior to the first anniversary of the first Distribution Date.

Notwithstanding the foregoing, the Agere Assets shall not in any event include the Excluded Assets referred to in Section 2.2(b).

                  (b) For the purposes of this Agreement, "Excluded Assets" shall mean:

                           (i) the Assets listed or described on Schedule
2.2(b)(i);

                           (ii) Bell Laboratories (other than the Agere BL
Assets and any other intellectual property assigned and/or licensed to Agere or any member of the Agere Group pursuant to any of the Ancillary Agreements);

                           (iii) any and all Assets that are expressly
contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Lucent or any other member of the Lucent Group;

                           (iv) any contract or agreement listed or described on
Schedule 2.2(b)(iv);

                           (v) the business, assets and operations of Lucent's
(A) fiber optical solutions group; (B) Lucent Venture Partners group; and (C) New Ventures group; and

                           (iv) except to the extent expressly set forth in
Section 2.2(a)(ii) or (iii), respectively, any Contingent Gains.

         2.3.     Agere Liabilities

                  (a) For the purposes of this Agreement, "Agere Liabilities" shall mean (without duplication):

                           (i) any and all Liabilities that are expressly
contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Agere or any member of the Agere Group, and all agreements, obligations and Liabilities of any member of the Agere Group under this Agreement or any of the Ancillary Agreements;

                           (ii) all Liabilities (other than Taxes based on, or
measured by reference to, net income), including any employee-related Liabilities (other than Excluded Employee Liabilities) and Environmental Liabilities (other than the Identified Environmental Liabilities), primarily relating to, arising out of or resulting from:

                                    (A) the operation of the Agere Business, as
conducted at any time prior to, on or after the Closing Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority));

                                    (B) the operation of any business conducted
by any member of the Agere Group at any time after the Closing Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority)); or

                                    (C) any Agere Assets (including any Agere
Contracts and any real property and leasehold interests);

in any such case whether arising before, on or after the Closing Date;

                           (iii) subject to the terms of Article VI, all
Exclusive Agere Contingent Liabilities and the Shared Agere Percentage of any Shared Contingent Liabilities;

                           (iv) all Liabilities relating to, arising out of or
resulting from the Working Capital Facility and, as of the Closing Date, Financing Facility, in each case other than any third party costs and expenses incurred by any member of the Lucent Group;

                           (v) all Liabilities relating to, arising out of or
resulting from any of the terminated, divested or discontinued businesses and operations of the Agere Business; and

                           (vi) all Liabilities reflected as liabilities or
obligations of Agere in the Agere Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Agere Balance Sheet.

Notwithstanding the foregoing, the Agere Liabilities shall not include the Excluded Liabilities referred to in Section 2.3(b) below.

                  (b) For the purposes of this Agreement, "Excluded Liabilities" shall mean:

                           (i) any and all Liabilities that are expressly
contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by Lucent or any other member of the Lucent Group, and all agreements and obligations of any member of the Lucent Group under this Agreement or any of the Ancillary Agreements;

                           (ii) any and all liabilities relating to, arising out
of or resulting from any Excluded Assets;

                           (iii) subject to the terms of Article VI, all
Exclusive Lucent Contingent Liabilities and the Shared Lucent Percentage of any Shared Contingent Liabilities;

                           (iv) the Excluded Employee Liabilities;

                           (v) the Environmental Liabilities set forth on
Schedule 2.3(b)(v) (the "Identified Environmental Liabilities"); and

                           (iv) all Environmental Liabilities accrued as of the
date hereof solely relating to, arising out of or resulting from the existence of any leasehold interest that is an Agere Asset if the applicable lessor, sublessor or sub-sublessor under the applicable lease, sublease or subsublease is a member of the Lucent Group.

         2.4.     Termination of Agreements

                  (a) Except as set forth in Section 2.4(b), in furtherance of the releases and other provisions of Section 5.1 hereof, Agere and each member of the Agere Group, on the one hand, and Lucent and each member of the Lucent Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Agere and/or any member of the Agere Group, on the one hand, and Lucent and/or any member of the Lucent Group, on the other hand, effective as of the date hereof. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the date hereof. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

                  (b) The provisions of Section 2.4(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the parties hereto or any of the members of their respective Groups); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.4(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and their respective Affiliates is a party (it being understood that to the extent that the rights and obligations of the parties and the members of their respective Groups under any such agreements, arrangements, commitments or understandings constitute Agere Assets or Agere Liabilities, they shall be assigned pursuant to Section 2.1); (iv) any intercompany accounts payable or accounts receivable accrued as of the Closing Date that are reflected in the books and records of the parties or otherwise documented in writing in accordance with past practices; (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Lucent or Agere, as the case may be, is a party (it being understood that directors' qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned);
(vi) any written Tax sharing or Tax allocation agreements to which any member of any Group is a party; and (vii) any other agreements, arrangements, commitments or understandings that this Agreement or any Ancillary Agreement expressly contemplates will survive the Closing Date.

         2.5. Documents Relating to Transfer of Real Property Interests and Tangible Property Located Thereon

                  (a) In furtherance of the contribution, assignment, transfer and conveyance of Agere Assets and the acceptance and assumption of Agere Liabilities set forth in Section 2.1(a) and (b), simultaneously with the execution and delivery hereof or as promptly as practicable thereafter each of Lucent and Agere, or their applicable Subsidiaries, is executing and delivering or will execute and deliver deeds, lease assignments and assumptions, leases, subleases and sub-subleases substantially in the forms attached as Schedule 2.5 (which in certain cases includes different forms for real property and leasehold interests located outside of the United States), with such changes as may be necessary to conform to any laws, regulations or usage applicable in the jurisdiction in which the relevant real property is located. Set forth in, or referenced by, such Schedule are, among other things, a summary of each property or interest therein to be conveyed, assigned, leased, subleased or sub-subleased, the applicable entities relevant to each property and their capacities with respect to each property (e.g., as transferor, transferee, assignor, assignee, lessor, lessee, sublessor, sublessee, sub-sublessor or sub-sublessee), and any terms applicable to each property that are not specified in the forms of deed, lease assignment and assumption, lease, sublease or sub-sublease (e.g., rent and term).

                  (b) Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, all tenant improvements, fixtures, furniture, office equipment, servers, private branch exchanges, artwork and other tangible property (other than equipment subject to capital or operating equipment leases, which will be transferred or retained based on whether the associated capital or operating equipment lease is or is not an Agere Contract) located as of the date hereof on any real property that is covered by any Ancillary Agreement referred to in Section 2.5(a), including the Schedules thereto, shall, except to the extent expressly set forth on a Schedule referred to in Section 2.5(a), be transferred or retained as follows:

                           (i) Deeds and Assignments. In the case of any real
property or leasehold interests covered by an Ancillary Agreement set forth on
Schedule 2.5 that is a deed or lease assignment and assumption, all such tangible property will be transferred to the transferee or assignee of the applicable real property or leasehold interest.

                           (ii) Shared Facilities that are Owned. In the case of
any real property or leasehold interests covered by an Ancillary Agreement set forth on Schedule 2.5 that is a lease, all such tangible property will be retained by the lessor under the applicable lease, except that any such tangible property (other than tenant improvements, fixtures, furniture and artwork) used exclusively by the lessee shall be transferred to, or retained by, the lessee.

                           (iii) Shared Domestic Facilities with Third Party
Leases. In the case of any real property or leasehold interests located in the United States covered by an Ancillary Agreement set forth on Schedule 2.5 that is a sublease or sub-sublease, all such tangible property will be retained by the sublessor or sub-sublessor, respectively, under the applicable sublease or sub-sublease, except that any such tangible property (other than tenant improvements, fixtures and artwork), including furniture used exclusively by the sublessee or sub-sublessee, respectively, shall be transferred to, or retained by, such sublessee or sub-sublessee.

                           (iv) Shared Non-U.S. Facilities with Third Party
Leases. In the case of any real property or leasehold interests located outside of the United States covered by an Ancillary Agreement set forth on Schedule 2.5 that is a sublease or sub-sublease, all such tangible property will be retained by the sublessor or sub-sublessor, respectively, under the applicable sublease or sub-sublease, except that any such tangible property (other than tenant improvements, fixtures, furniture and artwork) used exclusively by the sublessee or sub-sublessee, respectively, shall be transferred to, or retained by, such sublessee or sub-sublessee.

 In the case of this Section 2.5(b), all determinations as to exclusive use by any member of a Group shall be made without regard to infrequent and immaterial use by the members of the other Group, if the transfer of such Asset to, or the retention of such Asset by, such first Group would not interfere in any material respect with either the business or operations of any such other Group. Notwithstanding the foregoing provisions of this Section 2.5(b), any artwork located as of the date hereof in the private office of any executive or officer of any Group may, at the election of such executive or officer, be retained by, or transferred to, the Group by which such executive or officer is employed as of the Closing Date.

                  (c) In the case of any real property or leasehold interest that is covered by Section 2.5(b)(i) and any of Section 2.5(b)(ii), (iii) or
(iv), all such tangible property shall first be allocated pursuant to the provisions of Section 2.5(b)(i) and thereafter pursuant to whichever of such other clauses is applicable.

         2.6. Documents Relating to Other Transfers of Assets and Assumption of Liabilities

                  In furtherance of the assignment, transfer and conveyance of Agere Assets and the assumption of Agere Liabilities set forth in Section 2.1(a) and (b) simultaneously with the execution and delivery hereof or as promptly as practicable thereafter, (i) Lucent shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Lucent's and its Subsidiaries' right, title and interest in and to the Agere Assets to Agere, and (ii) Agere shall execute and deliver, to Lucent and its Subsidiaries such bills of sale, stock powers, certificates of title, assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Agere Liabilities by Agere.

         2.7.     Other Ancillary Agreements

                  Effective as of the date hereof, except as provided in Section 2.8, each of Lucent and Agere will execute and deliver all Ancillary Agreements to which it is a party.

         2.8.     The Non-U.S. Plan

                  Each of Lucent and Agere shall take, and shall cause each member of its respective Group to take, such action as reasonably necessary to consummate the transactions contemplated by the Non-U.S. Plan (whether prior to or after the Closing Date). Notwithstanding anything in this Agreement or in any Ancillary Agreement to the contrary, no party shall be entitled to receive or retain any Asset unless such party shall have paid any consideration contemplated to be paid in connection therewith pursuant to the Non-U.S. Plan.

         2.9.     Intentionally Omitted


         2.10.    Disclaimer of Representations and Warranties

                  Each of Lucent (on behalf of itself and each member of the Lucent Group) and Agere (on behalf of itself and each member of the Agere Group) understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, is representing or warranting in any way as to the Assets, businesses or Liabilities transferred or assumed as contemplated hereby or thereby, as to any consents or approvals required in connection therewith, as to the value or freedom from any Security Interests of, or any other matter concerning, any Assets of such party, or as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth herein or in any Ancillary Agreement, all such Assets are being transferred on an "as is," "where is" basis (and, in the case of any real property, by means of a quitclaim or similar form deed or conveyance) and the respective transferees shall bear the economic and legal risks that (i) any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest, and (ii) any necessary Consents or Governmental Approvals are not obtained or that any requirements of laws or judgments are not complied with.

         2.11.    Financing Arrangements

                  (a) Prior to the Closing Date, Lucent and Agere shall enter into the Financing Facility. Lucent and Agere agree to take all such reasonable action as may be necessary to permit Lucent to borrow such amount as it shall determine under the Financing Facility prior to the Closing Date and to assure the assignment to and the assumption by Agere of all obligations thereunder and the full release and discharge of each of Lucent and any other member of the Lucent Group of all of its obligations thereunder as of the Closing Date in accordance with the terms of the Financing Facility. Lucent and Agere shall participate in the preparation of all materials and presentations as may be reasonably necessary to secure funding pursuant to the Financing Facility, including rating agency presentations necessary to obtain the requisite ratings needed to secure the financing under the Financing Facility and such assignment, assumption, release and discharge. As of the time of such assignment, assumption, release and discharge, Lucent shall pay all third party costs and expenses incurred by any member of the Lucent Group associated with the Financing Facility.

                  (b) Simultaneously with or following the execution and delivery of this Agreement, Agere intends to enter into the Working Capital Facility. Agere agrees to cause all obligations of Lucent or any other member of the Lucent Group, if any, under the Working Capital Facility to be terminated at the Closing Date. Agere shall pay all expenses associated with the Working Capital Facility.

                  (c) Prior to the Closing Date, Lucent may enter into certain arrangements regarding the exchange of certain debt obligations of Lucent for Agere Common Stock held by Lucent (the "Exchange"). Lucent and Agere agree to take all such reasonable action as may be necessary to facilitate the Exchange including without limitation the disclosure of the Exchange, as reasonably appropriate in the IPO Registration Statement, the entry by Agere prior to any Distribution Date into such agreements as reasonably required to effectuate any arrangements made by Lucent with respect to Agere Common Stock in connection with the Exchange (including without limitation the registration and sale of any such Agere Common Stock not sold in the IPO) and the sale of any Agere Common Stock in the Exchange in conjunction with the IPO. Lucent shall pay all third party costs and expenses incurred by any member of the Lucent Group associated with the Exchange.

         2.12.    Governmental Approvals and Consents

                  (a) To the extent that the Separation requires any Governmental Approvals or Consents, the parties will use their reasonable best efforts to obtain any such Governmental Approvals and Consents.

                  (b) If and to the extent that the valid, complete and perfected transfer or assignment (or novation of any federal government contract) to the Agere Group of any Agere Assets (or from the Agere Group of any Non-Agere Assets) would be a violation of applicable laws or require any Consent or Governmental Approval in connection with the Separation, the IPO or the Distribution, then, unless Lucent shall otherwise determine, the transfer or assignment to or from the Agere Group, as the case may be, of such Agere Assets or Non-Agere Assets, respectively, shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed and/or such Consents or Governmental Approvals have been obtained. Notwithstanding the foregoing, such Asset shall be deemed an Agere Asset for purposes of determining whether any Liability is an Agere Liability.

                  (c) If the transfer or assignment of any Assets intended to be transferred or assigned hereunder including pursuant to the Non-U.S. Plan, is not consummated prior to or at the Closing Date, whether as a result of the provisions of Section 2.12(b) or for any other reason, then the Person retaining such Asset shall thereafter hold such Asset for the use and benefit insofar as reasonably possible, of the Person entitled thereto (at the expense of the Person entitled thereto). In addition, the Person retaining such Asset shall take such other actions as may be reasonably requested by the Person to whom such Asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Agere Assets (or such Non-Agere Assets, as the case may be), including possession, use, risk of loss, potential for gain, and dominion, control and command over such Assets, are to inure from and after the Closing Date to the Agere Group (or the Lucent Group, as the case may be).

                  (d) If and when the Consents and/or Governmental Approvals, the absence of which caused the deferral of transfer of any Asset pursuant to
Section 2.12(b), are obtained, the transfer of the applicable Asset shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

                  (e) The Person retaining an Asset due to the deferral of the transfer of such Asset shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by the Person entitled to the Asset, other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Asset.

         2.13.    Novation of Assumed Agere Liabilities

                  (a) Each of Lucent and Agere, at the request of the other, shall use its reasonable best efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate (including with respect to any federal government contract) or assign all obligations under agreements, leases, licenses and other obligations or Liabilities (including Agere OFL's) of any nature whatsoever that constitute Agere Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Agere Group, so that, in any such case, Agere and its Subsidiaries will be solely responsible for such Liabilities; provided, however, that neither Lucent nor Agere shall be obligated to pay any consideration therefor to any third party from whom such consents, approvals, substitutions and amendments are requested. Lucent and Agere agree to enter into a novation agreement with the United States government providing for the assignment of prime United States government contracts that are Agere Contracts from Lucent to Agere substantially in the form of the novation agreement prescribed by the Federal Acquisition Regulation or upon such terms as may be reasonably requested by the United States government and to provide the documents prescribed by the Federal Acquisition Regulation to be filed with such novation request.

                  (b) If Lucent or Agere is unable to obtain, or to cause to be obtained, any such required consent, approval, release, substitution or amendment, the applicable member of the Lucent Group shall continue to be bound by such agreements, leases, licenses and other obligations and, unless not permitted by law or the terms thereof (except to the extent expressly set forth in Section 7.2 in the case of Agere OFL's), Agere shall, as agent or subcontractor for Lucent or such other Person, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of Lucent or such other Person, as the case may be, thereunder from and after the date here of. Agere shall indemnify each Lucent Indemnitee, and hold each of them harmless against any Liabilities arising in connection therewith. Except as expressly set forth in Section 7.2 in the case of Agere OFL's, Lucent shall, without further consideration, pay and remit, or cause to be paid or remitted to Agere promptly all money, rights and other consideration received by it or any member of its respective Group in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, Lucent shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any member of its Group to Agere without payment of further consideration and Agere shall, without the payment of any further consideration, assume such rights and obligations.

         2.14.    Novation of Assumed Liabilities other than Agere Liabilities

                  (a) Each of Lucent and Agere, at the request of the other, shall use its reasonable best efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that do not constitute Agere Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Lucent Group, so that, in any such case, the members of the Lucent Group will be solely responsible for such Liabilities; provided, however, that neither Lucent nor Agere shall be obligated to pay any consideration therefor to any third party from whom such consents, approvals, substitutions and amendments are requested.

                  (b) If Lucent or Agere is unable to obtain, or to cause to be obtained, any such required consent, approval, release, substitution or amendment, the applicable member of the Agere Group shall continue to be bound by such agreements, leases, licenses and other obligations and, unless not permitted by law or the terms thereof, Lucent shall cause a member of the Lucent Group, as agent or subcontractor for such member of the Agere Group, to pay, perform and discharge fully all the obligations or other Liabilities of such member of the Agere Group thereunder from and after the date hereof. Lucent shall indemnify each Agere Indemnitee and hold each of them harmless against any Liabilities arising in connection therewith. Agere shall cause each member of the Agere Group without further consideration, to pay and remit, or cause to be paid or remitted, to Lucent or to another member of the Lucent Group specified by Lucent promptly all money, rights and other consideration received by it or any member of the Agere Group in respect of such performance. If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, Agere shall promptly assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any member of the Agere Group to Lucent or to another member of the Lucent Group specified by Lucent without payment of further consideration and Lucent, without the payment of any further consideration shall, or shall cause such other member of the Lucent Group to, assume such rights and obligations.

         2.15.    Third Party Intellectual Property License Agreements

                  (a) Effective as of the date hereof, Lucent, to the extent Lucent has the right to do so and only to that extent, hereby (i) assigns to Agere, the license agreements listed in

Schedule 2.15(a)(1), (ii) grants to Agere the right to receive directly from third parties any net royalty payments otherwise due to Lucent pursuant to the intellectual property license agreements listed on Schedule 2.15(a)(2), and
(iii) grants to Agere the right to share with Lucent and otherwise have the benefit of any license rights granted by any third parties to Lucent pursuant to any existing intellectual property license agreements, provided that such sharing does not in any way diminish or abridge the rights or benefits retained by Lucent. Agere shall be responsible for, and agrees to fulfill, all financial and other performance obligations with respect to the license agreements listed in Schedule 2.15(a)(1), and to be responsible for and fulfill all financial obligations with respect to the license agreements listed in Schedule 2.15(a)(2). To the extent that Lucent may not have the right to make the foregoing assignments or grants, Lucent has no objection to Agere attempting to obtain such rights.

                  (b) Notwithstanding the assignment to Agere Systems Guardian Corp. or Agere Systems Optoelectronics Guardian Corp. of rights in certain patents and patent applications pursuant to Patent Assignments, Lucent will continue to collect royalties, license fees, and other similar payments pursuant to existing intellectual property license agreements to which it is a party as of the date hereof, or has a right to collect royalties pursuant to an arrangement with AT&T Corp., except for intellectual property license agreements listed on Schedules 2.15(a)(1) or 2.15(a)(2). Lucent shall pay to Agere a portion of such royalties, license fees, and other similar payments, as set forth in Schedule 2.15(b). Upon completion of the payments set forth in Schedule 2.15(b), Lucent shall be released of any financial obligations with respect to such existing intellectual property license agreements.

                  (c) Except for the rights in the intellectual property license agreements listed on Schedules 2.15(a)(1) or 2.15(a)(2), or intellectual property related agreements which relate specifically to the Agere Business and were executed or entered into by the Agere Business (for the purposes of clarity, the just mentioned intellectual property related agreements do not include agreements (i) entered into by an employee of the Intellectual Property Business group or officers who supervise such business on behalf of Lucent and were acting in that capacity, or (ii) entered into by an employee of Bell Labs involving work not funded by Agere, or (iii) which grant patent licenses to a third party (other than agreements in which the patent grant is incidental to the main purpose of the agreement), or (iv) entered into in connection with the settlement of litigation), or as otherwise set forth in Section 2.15(b), Lucent will retain all licenses, rights and royalty payments in and to any and all existing intellectual property license agreements with third parties, including the sole right to amend or modify such agreements; provided that any amendment or modification will not extend or enlarge the rights granted to a licensee under patents assigned by Lucent to Agere Systems Guardian Corp. or Agere Systems Optoelectronics Guardian Corp. pursuant to a Patent Assignment.

                  (d) Lucent hereby further grants to Agere a sublicense to make, have made, use, lease, offer to sell, sell, and import any and all products and services, under any and all patent license rights with respect to which Lucent has received from any third party a right to sublicense, but only to the extent that Lucent has a right to grant such sublicense without payment of royalties. In the event that any grant of rights set forth in this Section 2.15(d) would violate or is found to violate the terms of, or result in the loss of rights or imposition of penalty under, any patent license agreement covered thereby, or would not be effective subsequent to any Distribution Date, such grant of rights with respect to such patent license agreement shall be deemed null and void. To the extent that Lucent's right to grant sublicenses to divested entities under any license agreement is limited to a grant made within a specified time period after a divestiture, then the sublicenses granted to Agere under this Section 2.15(d) shall be deemed to have occurred at the earliest date permitted in such license agreement.

                  (e) In the event that Agere receives a claim of infringement of one or more third party patents (i) under which Lucent has "have-made" rights pursuant to a license agreement effective prior to the date hereof, and (ii) which are not effectively sublicensed to Agere pursuant to any other subsection of this Section 2.15, then, at the written request of Agere, Lucent, in its sole discretion, may exercise such have-made rights to have Agere make, and will purchase from Agere, such products or other materials which have been alleged to infringe such third-party patent(s). Following any such purchase, Lucent will sell such products or other materials to an Agere customer, on such terms, as may be requested by Agere (except that Lucent will not be required to make any representations, warranties or commitments in respect thereof other than to provide to such customer the representations, warranties and commitments of Agere in respect thereof, for which only Agere, and not Lucent, will be responsible). In connection with the foregoing, Agere will cause the customer to which such products or other materials are sold to acknowledge in writing that only Agere, and not Lucent, will be responsible to such customer in respect to such products or other materials. Nothing in this Section 2.15(e) shall be construed to obligate Lucent to violate any applicable laws, rules or regulations of any Governmental Authority, or perform any act which would be unlicensed under such third party patent license agreement.

                  (f) In the event Lucent makes any sales for Agere under the foregoing Section 2.15(e), then: (i) Agere will promptly reimburse Lucent for any deficit between the amount paid by Lucent to Agere and the amount collected by Lucent from the customer to whom the products or other materials are sold if the amount collected is less than the amount paid by Lucent, and for all costs and expenses that Lucent may incur in connection with such actions, plus a fee of two percent (2%) of the amount paid by Lucent to Agere with respect to such purchases and sales; and (ii) Agere will indemnify and hold harmless Lucent for all liabilities that may arise as a result of such actions, including any claims by the customer that purchased such products or materials, any loss incurred on the sale of such products or materials by Lucent to the customer requested by Agere, or arising out of the failure of such customer to purchase such products or materials on the terms requested by Agere, and any claims alleging any infringement of any patent, copyright, trademark or misappropriation of a trade secret, any product liability claims, and any other claims, in connection with such products or materials.

                  (g) Agere agrees that it will fulfill any obligations that exist to a third party with respect to any intellectual property agreements to which the provisions of Sections 2.15(a) and (d) apply.

                  (h) Notwithstanding anything in this Agreement or any of the Ancillary Agreements to the contrary, Agere agrees that it will not enter into any agreement with a third party to license patents to such third party that are licensed to that third party pursuant to an agreement with Lucent entered into prior to the date hereof, if such agreement would result in a reduction of royalties paid or to be paid to Lucent by the third party.

                                   ARTICLE III
                       THE IPO AND ACTIONS PENDING THE IPO

         3.1.     Transactions Prior to the IPO

                  (a) Subject to the conditions specified in Section 3.3, Lucent and Agere shall use their reasonable best efforts to consummate the IPO. Such actions shall include, but not necessarily be limited to, those specified in this Section 3.1.

                  (b) Agere shall file the IPO Registration Statement, and such amendments or supplements thereto, as may be necessary in order to cause the same to become and remain effective as required by law or by the Underwriters, including, but not limited to, filing such amendments to the IPO Registration Statement as may be required by the Underwriting Agreement, the Commission or federal, state or foreign securities laws. Lucent and Agere shall also cooperate in preparing, filing with the Commission and causing to become effective a registration statement registering the Agere Common Stock under the Exchange Act, and any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO, the Separation, the Distribution or the other transactions contemplated by this Agreement and the Ancillary Agreements.

                  (c) Agere shall enter into the Underwriting Agreement, in form and substance reasonably satisfactory to Agere and shall comply with its obligations thereunder.

                  (d) Lucent and Agere shall consult with each other and the Underwriters regarding the timing, pricing and other material matters with respect to the IPO.

                  (e) Agere shall use its reasonable best efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the IPO.

                  (f) Agere shall prepare, file and use reasonable best efforts to seek to make effective, an application for listing of the Agere Common Stock issued in the IPO on the NYSE, subject to official notice of issuance.

                  (g) Agere shall participate in the preparation of materials and presentations as Lucent or the Underwriters shall deem necessary or desirable.

                  (h) Agere shall pay all third party costs, fees and expenses relating to the IPO, all of the reimbursable expenses of the Underwriters pursuant to the Underwriting Agreement, all of the costs of producing, printing, mailing and otherwise distributing the Prospectus, as well as the Underwriters' discount as provided in the Underwriting Agreement.

         3.2.     Proceeds of the IPO

                  The IPO will be a primary offering of Agere Common Stock and the net proceeds of the IPO will be retained by Agere.

         3.3.     Conditions Precedent to Consummation of the IPO

                  (a) As soon as practicable after the date of this Agreement, the parties hereto shall use their reasonable best efforts to satisfy the following conditions to the consummation of the IPO. The obligations of the parties to consummate the IPO shall be conditioned on the satisfaction, or waiver by Lucent, of the following conditions:

                           (i) The IPO Registration Statement shall have been
filed and declared effective by the Commission, and there shall be no stop-order in effect with respect thereto and no proceeding for that purpose shall have been instituted by the Commission.

                           (ii) The Financing Facility shall have been executed
and delivered, pursuant to which Lucent shall have borrowed an amount of funds determined by Lucent, and Lucent shall be satisfied in its sole discretion that as of the Closing Date it will have no further liability or obligation whatsoever under either the Working Capital Facility or the Financing Facility.

                           (iii) The actions and filings with regard to state
securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) referenced in Section 3.1(e) shall have been taken and, where applicable, have become effective or been accepted.

                           (iv) The Agere Common Stock to be issued in the IPO
shall have been accepted for listing on the NYSE, on official notice of issuance.

                           (v) Agere shall have entered into the Underwriting
Agreement and all conditions to the obligations of Agere and the Underwriters shall have been satisfied or waived.

                           (vi) Lucent shall be satisfied in its sole discretion
that it will own at least 80.1% of the total voting power with respect to the election and removal of directors of the outstanding Agere Common Stock (or the Agere Class A Common Stock and Agere Class B Common Stock, if two classes of Agere common stock are issued pursuant to Section 3.5) following the IPO on a fully diluted basis, after giving effect to the issuance of any shares or options to any employees of Agere in accordance with Section 10.2 hereof; and all other conditions to permit the Distribution to qualify as a tax-free distribution to Lucent, Agere and Lucent's stockholders shall, to the extent applicable as of the time of the IPO, be satisfied and there shall be no event or condition that is likely to cause any of such conditions not to be satisfied as of the time of the Distribution or thereafter.

                           (vii) No order, injunction or decree issued by any
court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the

Separation or the IPO or any of the other transactions contemplated by this Agreement or any Ancillary Agreement shall be in effect.

                           (viii) Such other actions as the parties hereto may,
based upon the advice of counsel, reasonably request to be taken prior to the Separation and the IPO in order to assure the successful completion of the Separation and the IPO and the other transactions contemplated by this Agreement shall have been taken.

                           (ix) This Agreement shall not have been terminated.

                           (x) Lucent shall have determined that the terms of
the IPO are acceptable to Lucent.

                  (b) The foregoing conditions are for the sole benefit of Lucent and shall not give rise to or create any duty on the part of Lucent or the Lucent Board of Directors to waive or not waive such conditions or in any way limit Lucent's right to terminate this Agreement as set forth in Article XI or alter the consequences of any such termination from those specified in such Article. Any determination made by the Lucent Board of Directors prior to the IPO concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.3 shall be conclusive.

         3.4.     Charter; Bylaws; Rights Plan

                  At or prior to the Closing Date, Lucent and Agere shall each take all actions that may be required to provide for the adoption by Agere of the Restated Certificate of Incorporation of Agere substantially in the form attached as Exhibit A, the Amended and Restated Bylaws of Agere substantially in the form attached as Exhibit B, and the Rights Agreement of Agere substantially in the form attached as Exhibit C.

         3.5.     Agere Common Stock

                  Prior to the Closing Date, Lucent and Agere shall each take all actions that may be required to provide for Agere to issue Class A Common Stock and Class B Common Stock if Lucent, in its sole discretion, determines that such issuance is required for Lucent to meet the "control" test as defined in Section 368(c) of the Code in connection with the Distribution, with such terms and conditions as may reasonably be required to satisfy such test and with such other terms and conditions as reasonably acceptable to each of Lucent and Agere. In such event, all references herein to Agere Common Stock with respect to the IPO and the Exchange shall be deemed references to Agere Class A Common Stock and all references herein to Agere Common Stock with respect to the Distribution shall be deemed references to Agere Class B Common Stock.

                                   ARTICLE IV
                                THE DISTRIBUTION

         4.1.     The Distribution

                 (a) Agere shall cooperate with Lucent to accomplish the Distribution and shall, at Lucent's direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, without limitation, the registration under the Securities Act of Agere Common Stock on an appropriate registration form or forms to be designated by Lucent. Lucent shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Lucent; provided that nothing herein shall prohibit Agere from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution. Agere and Lucent, as the case may be, will provide to the Agent all share certificates and any information required in order to complete the Distribution.

                 (b) In the event that Lucent determines that the Distribution will be a spinoff, this Section 4.1(b) shall be effective and shall apply to such spinoff.

                          (i) Subject to Section 4.3 hereof, on or prior to the
Distribution Date, Lucent will deliver to the Agent for the benefit of holders of record of Lucent Common Stock on the Record Date, a single stock certificate, endorsed by Lucent in blank, representing all of the outstanding shares of Agere Common Stock then owned by Lucent or any member of the Lucent Group, and shall cause the transfer agent for the shares of Lucent Common Stock to instruct the Agent to distribute on the Distribution Date the appropriate number of such shares of Agere Common Stock to each such holder or designated transferee or transferees of such holder. The Distribution shall be effective at 11:59 p.m. Eastern Standard Time on the Distribution Date.

                          (ii) Subject to Section 4.4, each holder of Lucent
Common Stock on the Record Date (or such holder's designated transferee or transferees) will be entitled to receive in the Distribution a number of shares of Agere Common Stock equal to the number of shares of Lucent Common Stock held by such holder on the Record Date multiplied by a fraction the numerator of which is the number of shares of Agere Common Stock beneficially owned by Lucent or any other member of the Lucent Group on the Record Date and the denominator of which is the number of shares of Lucent Common Stock outstanding on the Record Date.


         4.2.     Actions Prior to the Distribution

                  (a) Lucent and Agere shall prepare and mail, prior to any Distribution Date, to the holders of Lucent Common Stock, such information concerning Agere, its business, operations and management, the Distribution and such other matters as Lucent shall reasonably determine and as may be required by law. Lucent and Agere will prepare, and Agere will, to the extent required under applicable law, file with the Commission any such documentation and any requisite no action letters which Lucent determines are necessary or desirable to effectuate the Distribution and Lucent and Agere shall each use its reasonable best efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

                  (b) Lucent and Agere shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.

                  (c) Lucent and Agere shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 4.3 (subject to Section 11.2(b)) to be satisfied and to effect the Distribution on any Distribution Date.

                  (d) Agere shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the Agere Common Stock to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

         4.3.     Conditions to Distribution

                  (a) Following consummation of the IPO, Lucent currently intends to effect the Distribution by September 30, 2001 by means of a spinoff, a splitoff or a combination of both transactions. Lucent shall, in its sole discretion, determine the terms of the Distribution, including without limitation, the form, structure and all other terms of any transaction and/or offering to effect the Distribution. Subject to any restrictions contained in the Underwriting Agreement, Lucent shall have the sole discretion to determine the date of consummation of the Distribution at any time after the Closing Date and on or prior to September 30, 2001; and such date or dates as so determined by Lucent in accordance with this Article IV is referred to herein as the "Distribution Date". Lucent shall be obligated to consummate the Distribution no later than September 30, 2001, subject to the satisfaction, or waiver by Lucent in its sole discretion, of the conditions set forth below. In the event that any such condition shall not have been satisfied or waived on or before September 30, 2001, Lucent shall consummate the Distribution as promptly as practicable following the satisfaction or waiver of all such conditions.

                          (i) A private letter ruling from the Internal Revenue
Service shall have been obtained, and shall continue in effect, to the effect that, among other things, the Distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Code and the transfer to Agere of the Agere Assets and the assumption by Agere of the Agere Liabilities in connection with the Separation will not result in the recognition of any gain or loss to Lucent, Agere or Lucent's or Agere's stockholders for federal income tax purposes, and such ruling shall be in form and substance satisfactory to Lucent in its sole discretion.

                          (ii) Any material Governmental Approvals and Consents
necessary to consummate the Distribution shall have been obtained and be in full force and effect.

                          (iii) No order, injunction or decree issued by any
court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and no other event outside the control of Lucent shall have occurred or failed to occur that prevents the consummation of the Distribution.

                  (b) The foregoing conditions are for the sole benefit of Lucent and shall not give rise to or create any duty on the part of Lucent or the Lucent Board of Directors to waive or not waive such conditions or in any way limit Lucent's right to terminate this Agreement as set forth in Article XI or alter the consequences of any such termination from those specified in such Article. Any determination made by the Lucent Board of Directors prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.3 shall be conclusive.

         4.4.     Fractional Shares

                  In the event that Lucent determines that the Distribution will be a spinoff, this Section 4.4 shall be effective and apply to such spinoff. As soon as practicable after the Distribution Date, Lucent shall direct the Agent to determine the number of whole shares and fractional shares of Agere Common Stock allocable to each holder of record or beneficial owner of Lucent Common Stock as of the Record Date, to aggregate all such fractional shares and sell the whole shares obtained thereby at the direction of Lucent either to Lucent, in open market transactions or otherwise, in each case at then prevailing trading prices, and to cause to be distributed to each such holder or for the benefit of each such beneficial owner, in lieu of any fractional share, such holder's or owner's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale.

         4.5.     The Agere Board of Directors

                 Lucent and Agere shall each take all actions which may be required to elect or otherwise appoint as directors of Agere, on or prior to the first Distribution Date, persons to be designated by a nominating committee of Agere's Board of Directors (which nominating committee shall be comprised of individuals who are at such time neither officers nor directors of Lucent) as additional or substitute members of the Board of Directors of Agere on such Distribution Date.

                                    ARTICLE V
                        MUTUAL RELEASES; INDEMNIFICATION

         5.1.     Release of Pre-Closing Claims

                  (a) Except as provided in Section 5.1(c), effective as of the Closing Date, Agere does hereby, for itself and each other member of the Agere Group, their respective Affiliates (other than any member of the Lucent Group), successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders, directors, officers, agents or employees of any member of the Agere Group (in each case, in their respective capacities as such), remise, release and forever discharge Lucent and the members of the Lucent Group, their respective Affiliates (other than any member of the Agere Group), successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders, directors, officers, agents or employees of any member of the Lucent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the transactions and all other activities to implement any of the Separation, the IPO and the Distribution.

                  (b) Except as provided in Section 5.1(c), effective as of the Closing Date, Lucent does hereby, for itself and each other member of the Lucent Group, their respective Affiliates (other than any member of the Agere Group), successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders, directors, officers, agents or employees of any member of the Lucent Group (in each case, in their respective capacities as such), remise, release and forever discharge Agere, the respective members of the Agere Group, their respective Affiliates (other than any member of the Lucent Group), successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders, directors, officers, agents or employees of any member of the Agere Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the transactions and all other activities to implement any of the Separation, the IPO and the Distribution.

                  (c) Nothing contained in Section 5.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.4(b) or the applicable Schedules thereto not to terminate as of the Closing Date, in each case in accordance with its terms. Nothing contained in
Section 5.1(a) or (b) shall release any Person from:

                          (i) any Liability provided in or resulting from any
agreement among any members of the Lucent Group or the Agere Group that is specified in Section 2.4(b) or the applicable Schedules thereto as not to terminate as of the Closing Date, or any other Liability specified in such
Section 2.4(b) as not to terminate as of the Closing Date;

                          (ii) any Liability, contingent or otherwise, assumed,
transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

                          (iii) any Liability for the sale, lease, construction
or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Closing Date;

                          (iv) any Liability for unpaid amounts for products or
services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

                          (v) any Liability that the parties may have with
respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article V and Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements; or

                          (vi) any Liability the release of which would result
in the release of any Person other than a Person released pursuant to this
Section 5.1.

In addition, nothing contained in Section 5.1(a) shall release Lucent from honoring its existing obligations to indemnify any director, officer or employee of Agere who was a director, officer or employee of Lucent on or prior to the Closing Date, to the extent such director, officer or employee becomes a named defendant in any litigation involving Lucent and was entitled to such indemnification pursuant to then existing obligations.

                  (d) Agere shall not make, and shall not permit any member of the Agere Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Lucent or any member of the Lucent Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to
Section 5.1(a). Lucent shall not, and shall not permit any member of the Lucent Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Agere or any member of the Agere Group, or any other Person released pursuant to
Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.l(b).

                  (e) It is the intent of each of Lucent and Agere, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Closing Date, between or among Agere or any member of the Agere Group, on the one hand, and Lucent or any member of the Lucent Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Closing Date), except as expressly set forth in Section 5.1(c). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

         5.2.     Indemnification by Agere

                  Except as provided in Section 5.4, Agere shall indemnify defend and hold harmless Lucent, each member of the Lucent Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Lucent Indemnitees"), from and against any and all Liabilities of the Lucent Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

                          (i) the failure of Agere or any other member of the
Agere Group or any other Person to pay, perform or otherwise promptly discharge any Agere Liabilities or Agere Contract in accordance with its respective terms, whether prior to or after the Closing Date or the date hereof;

                          (ii) the Agere Business, any Agere Liability or any
Agere Contract;

                          (iii) any material breach by Agere or any member of
the Agere Group of this Agreement or any of the Ancillary Agreements; and

                          (iv) any untrue statement or alleged untrue statement
of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any IPO Registration Statement or Prospectus.

         5.3.     Indemnification by Lucent

                  Lucent shall indemnify, defend and hold harmless Agere, each member of the Agere Group and each of their respective directors, officers ad employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Agere Indemnitees"), from and against any and all Liabilities of the Agere Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

                          (i) the failure of Lucent or any other member of the
Lucent Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of the Lucent Group other than the Agere Liabilities, whether prior to or after the Closing Date or the date hereof;

                          (ii) the Lucent Business or any Liability of the
Lucent Group other than the Agere Liabilities; and

                          (iii) any material breach by Lucent or any member of
the Lucent Group of this Agreement or any of the Ancillary Agreements.

         5.4. Indemnification Obligations Net of Insurance Proceeds and Other Amounts

                  (a) The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article V or Article VI will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any party (an "Indemnifying Party") is required to pay to any Person entitled to indemnification hereunder (an "Indemnitee") will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an "Indemnity Payment") required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

                  (b) In the case of any Shared Contingent Liability, any Insurance Proceeds actually received, realized or recovered by any party in respect of the Shared Contingent Liability will be shared among the parties in such manner as may be necessary so that the obligations of the parties for such Shared Contingent Liability, net of such Insurance Proceeds, will remain in proportion to their respective Shared Percentages, regardless of which party or parties may actually receive, realize or recover such Insurance Proceeds.

                  (c) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "wind-fall" (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement or any Ancillary Agreement shall obligate any member of any Group to seek to collect or recover any Insurance Proceeds.

         5.5.     Procedures for Indemnification of Third Party Claims

                  (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Lucent Group or the Agere Group of any claim or of the commencement by any such Person of any Action (collectively, a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 5.2 or 5.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within 20 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. If any Person shall receive notice or otherwise learn of the assertion of a Third Party Claim which may reasonably be determined to be a Shared Contingent Liability, Agere or Lucent, as appropriate depending on which Group such Person is a member of, shall give the other party to this Agreement written notice thereof within 20 days after such Person becomes aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 5.5(a) shall not relieve the related Indemnifying Party of its obligations under this
Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

                  (b) If the Indemnitee receiving any notice pursuant to Section 5.5(a) or any other party to this Agreement believes that the Third Party Claim is or may be a Shared Contingent Liability, such Indemnitee or other party may make a Determination Request at any time following any notice given by the Indemnitee to an Indemnifying Party. Unless the parties have acknowledged that the applicable Third Party Claim (including any Third Party Claim set forth on
Schedule 6.6) is not a Shared Contingent Liability or unless a determination to such effect has been made in accordance with Section 6.6, Lucent shall be entitled (but not obligated) to assume the defense of such Third Party Claim as if it were the Indemnifying Party hereunder.

In any such event, Lucent shall be entitled to reimbursement of all the costs and expenses of such defense once a final determination or acknowledgment is made as to the status of the Third Party Claim; provided that, if such Third Party Claim is determined to be a Shared Contingent Liability, such costs and expenses shall be shared as provided in Section 5.5(c).

                  (c) Lucent shall assume the defense of, and may, subject to
Section 5.5(g), seek to settle or compromise, any Third Party Claim that is a Shared Contingent Liability, and the costs and expenses thereof shall be included in the calculation of the amount of the applicable Shared Contingent Liability in determining the reimbursement obligations of the other party with respect thereto pursuant to Section 6.4. Any Indemnitee in respect of a Shared Contingent Liability shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but all fees and expenses of such counsel shall be the expense of such Indemnitee.

                  (d) Other than in the case of a Shared Contingent Liability, an Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 5.5(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as set forth in the next sentence. In the event that (i) the Third Party Claim is not a Shared Contingent Liability and (ii) the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

                  (e) Other than in the case of a Shared Contingent Liability, if an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 5.5(d), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party.

                  (f) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim that is not a Shared Contingent Liability without the consent of the Indemnifying Party. No Indemnitee may settle or compromise any Third Party Claim that is a Shared Contingent Liability without the consent of Lucent.

                  (g) In the case of a Third Party Claim that is not a Shared Contingent Liability, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly against any Indemnitee. In the case of a Third Party Claim that is a Shared Contingent Liability, Lucent shall not consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

                  (h) The provisions of Section 5.5 and Section 5.6 shall not apply to Taxes (which are covered by the Tax Sharing Agreement).

         5.6.     Additional Matters

                  (a) Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.

                  (b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim; provided, however, that Lucent shall be entitled to control the prosecution of any such right, defense or claim in respect of any Shared Contingent Liability.

                  (c) In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant or, in the case of a Shared Contingent Liability, add the Indemnifying Party as a named defendant, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this section, subject to section 6.4 with respect to Shared Contingent Liabilities, the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys' fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

         5.7.     Remedies Cumulative

                 The remedies provided in this Article V shall be cumulative and, subject to the provisions of Article IX, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

         5.8.     Survival of Indemnities

                  The rights and obligations of each of Lucent and Agere and their respective Indemnitees under this Article V shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

         5.9.     Alleged Infringement or Misappropriation

                  (a) The provisions of this Section 5.9 shall apply notwithstanding any other provisions of this Agreement or any Ancillary Agreement. The provisions of this Section 5.9 shall apply with respect to any claim, action, proceeding or suit by a third party, other than those set forth in Schedules 6.1(e), 6.1(g) or 6.1(j), alleging an infringement of any patent, copyright, trademark, mask work rights, violation of any other intellectual property right, or misappropriation of a trade secret (i) arising from, in whole or in part, any product, software or other material provided by or ordered from the Agere Business (collectively, the "Agere Items"), or (ii) arising from, in whole or in part, any product, software or other material provided by or ordered from the Lucent Business (collectively, the "Lucent Items"), in each case prior to the date hereof. In the case of the foregoing clause (i), Lucent or such member of the Lucent Group is referred to as the "IP Indemnified Party," and Agere shall be referred to as the "IP Indemnifying Party"; and in the case of the foregoing clause (ii), Agere or such member of the Agere Group is referred to as the "IP Indemnified Party," and Lucent shall be referred to as the "IP Indemnifying Party." In any such claim, action, proceeding or suit, the IP Indemnifying Party, at its expense, will defend the IP Indemnified Party, subject to the conditions and exceptions stated below. The IP Indemnifying Party will reimburse the IP Indemnified Party for any cost or expense (including reasonable attorneys' fees) incurred at the IP Indemnifying Party's written request or authorization, and will indemnify the IP Indemnified Party against any liability assessed against the IP Indemnified Party by final judgment on account of such infringement or misappropriation.

                  (b) If the manufacture, installation, normal use, lease or sale of any Lucent Item or Agere Item shall be enjoined or in the IP Indemnified Party's opinion is likely to be enjoined, the IP Indemnifying Party will, at its expense and at its option, either (i) replace the enjoined Lucent Item or Agere Item, as applicable, with a suitable substitute free of any infringement; (ii) modify it so that it will be free of the infringement; or (iii) procure for the IP Indemnified Party a license or other right to use it. If none of the foregoing options are practical despite the IP Indemnifying Party's commercially reasonable efforts, then the IP Indemnifying Party will remove the enjoined Lucent Item or Agere Item, as applicable, and refund to the IP Indemnified Party any amounts paid to the IP Indemnifying Party therefor less a reasonable charge for any actual period of use by the IP Indemnified Party.

                  (c) The IP Indemnified Party shall give the IP Indemnifying Party prompt written notice of all such claims, actions, proceedings or suits alleging infringement or violation and the IP Indemnifying Party shall have full and complete authority to assume the sole defense thereof, including appeals, and to settle same; provided, however, the IP Indemnifying Party shall not consent to entry of any judgment or enter into any settlement without the consent of the IP Indemnified Party if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against the IP Indemnified Party. The IP Indemnified Party shall, upon the IP Indemnifying Party's request and at the IP Indemnifying Party's expense, furnish all information and assistance available to the IP Indemnified Party and cooperate in every reasonable way to facilitate the defense and/or settlement of any such claim, action, proceeding or suit.

                  (d) No undertaking of the IP Indemnifying Party under this
Section 5.9 shall extend to any such alleged infringement or violation to the extent that it: (i) arises from adherence to design modifications, specifications, drawings, or written instructions which the IP Indemnifying Party was directed by the IP Indemnified Party to follow, but only if such alleged infringement or violation does not reside in corresponding commercial product, software or other material of the IP Indemnifying Party's design or selection; or (ii) arises from adherence to instructions to apply the IP Indemnified Party's trademark, trade name or other company identification; or
(iii) relates to uses of product, software or other material provided by the IP Indemnifying Party in combinations with other product, software or other material, furnished either by the IP Indemnifying Party or others, which combination was not installed, recommended or otherwise approved by the IP Indemnifying Party. In the foregoing cases numbered (i) through (iii), the IP Indemnified Party will defend and save the IP Indemnifying Party harmless, subject to the same terms and conditions and exceptions stated above, with respect to the IP Indemnifying Party's rights and obligations under this section.

                  (e) The liability and rights of the IP Indemnifying Party and the IP Indemnified Party with respect to any and all claims, actions, proceedings or suits by third parties alleging infringement of patents, trademarks, mask work rights or copyrights or violation of trade secrets or other intellectual property rights because of, or in connection with, any product, software or other material furnished as described in Section 5.9(a) shall be limited to the specific undertakings contained in this Section 5.9.

                                   ARTICLE VI
                   CONTINGENT GAINS AND CONTINGENT LIABILITIES

         6.1.     Definitions Relating to Contingent Gains and Contingent
                  Liabilities

For the purpose of this Agreement, the following terms shall have the following meanings:

                  (a) CONTINGENT CLAIM COMMITTEE means a committee composed of one representative designated from time to time by each of Lucent and Agere that shall be established in accordance with Section 6.6.

                  (b) CONTINGENT GAIN means any claim or other right of Lucent, Agere or any their respective Affiliates, whenever arising, against any Person other than Lucent, Agere or any of their respective Affiliates, if and to the extent that (i) such claim or right has accrued as of the Closing Date (based on then existing law) and (ii) the existence or scope of the obligation of such other Person as of the Closing Date was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Closing Date or as a result of the failure of such claim or other right to have been discovered or asserted as of the Closing Date. A claim or right meeting the foregoing definition shall be considered a Contingent Gain regardless of whether there was any Action pending, threatened or contemplated as of the Closing Date with respect thereto. For purposes of the foregoing, a claim or right shall be deemed to have accrued as of the Closing Date if all the elements of the claim necessary for its assertion shall have occurred on or prior to the Closing Date, such that the claim or right, were it asserted in an Action on or prior to the Closing Date, would not be dismissed by a court on ripeness or similar grounds. Notwithstanding the foregoing, none of (i) any Insurance Proceeds, (ii) any Excluded Assets, (iii) any reversal of any litigation or other reserve, or (iv) any matters relating to Taxes (which are governed by the Tax Sharing Agreement) shall deemed to be a Contingent Gain.

                  (c) CONTINGENT LIABILITY means any Liability, other than Liabilities for Taxes (which are governed by the Tax Sharing Agreement), of Lucent, Agere or any of their respective Affiliates, whenever arising, to any Person other than Lucent, Agere or any of their respective Affiliates, if and to the extent that (i) such Liability has accrued as of the Closing Date (based on then existing law) and (ii) the existence or scope of the obligation of Lucent, Agere or any of their respective Affiliates as of the Closing Date with respect to such Liability was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Closing Date or as a result of the failure of such Liability to have been discovered or asserted as of the Closing Date (it being understood that the existence of a litigation or other reserve with respect to any Liability shall not be sufficient for such Liability to be considered acknowledged, fixed or determined). In the case of any Liability a portion of which had accrued as of the Closing Date and a portion of which accrues after the Closing Date, only that portion that had accrued as of the Closing Date shall be considered a Contingent Liability. For purposes of the foregoing, a Liability shall be deemed to have accrued as of the Closing Date if all the elements necessary for the assertion of a claim with respect to such Liability shall have occurred on or prior to the Closing Date, such that the claim, were it asserted in an Action on or prior to the Closing Date, would not be dismissed by a court on ripeness or similar grounds. For purposes of clarification of the foregoing, the parties agree that no Liability relating to, arising out of or resulting from any obligation of any Person to perform the executory portion of any contract or agreement existing as of the Closing Date, or to satisfy any obligation accrued under any Plan (as defined in the Employee Benefits Agreement) as of the Closing Date, shall deemed to be a Contingent Liability.

                          (d) EXCLUSIVE CONTINGENT LIABILITY means any Exclusive
Lucent Contingent Liability or Exclusive Agere Contingent Liability.

                  (e) EXCLUSIVE AGERE CONTINGENT GAIN means any Contingent Gain if such Contingent Gain primarily relates to any Agere Business (including any Agere Business included in the definition of an Exclusive Lucent Contingent Gain within the meaning of the SDA Agreement or the CDA Agreement), including the matters listed or described on Schedule 6.1(e) hereto, or if such Contingent Gain is expressly assigned to Agere pursuant to this Agreement or any Ancillary Agreement.

                   (f) EXCLUSIVE AGERE CONTINGENT LIABILITY means any Contingent Liability if such Contingent Liability primarily relates to any Agere Business (including any Agere Business included in the definition of an Exclusive Lucent Contingent Gain within the meaning of the SDA Agreement or the CDA Agreement), including the matters listed or described on Schedule 6.1(e), or such Contingent Liability is expressly assigned to Agere pursuant to this Agreement or any Ancillary Agreement.

                  (g) EXCLUSIVE LUCENT CONTINGENT GAIN means any Contingent Gain if such Contingent Gain primarily relates to any Lucent Business (including any Lucent Business included in the definition of an Exclusive Lucent Contingent Gain within the meaning of the SDA Agreement or the CDA Agreement), including the matters listed or described on Schedule 6.1(g) hereto, or if such Contingent Gain is expressly assigned to Lucent pursuant to this Agreement or any Ancillary Agreement.

                  (h) EXCLUSIVE LUCENT CONTINGENT LIABILITY means any Contingent Liability if such Contingent Liability primarily relates to any Lucent Business (including any Lucent Business included in the definition of an Exclusive Lucent Contingent Gain within the meaning of the SDA Agreement or the CDA Agreement), including the matters listed or described on Schedule 6.1(g) hereto, or if such Contingent Liability is expressly assigned to Lucent pursuant to this Agreement or any Ancillary Agreement.

                  (i) RELATED EXCLUSIVE CONTINGENT LIABILITIES of any Group means:

                          (i) in the case of any Exclusive Contingent
Liabilities of such Group other than Environmental Liabilities, any set or group of Exclusive Contingent Liabilities of such Group (but not including any Exclusive Contingent Liabilities of the other Group) arising from:

                                    (A) any single Action (including any group
of Actions that are consolidated as a single Action and any Action or Actions certified as a class action); or

                                    (B) any Action that is brought or threatened
to be brought as a class action and that is settled; and

                           (ii) in the case of any Exclusive Contingent
Liabilities of such Group that are Environmental Liabilities:

                                    (A) any and all Environmental Liabilities of
such Group associated with a single site; and

                                    (B) any and all Environmental Liabilities of
such Group arising from separate sites but listed on the National Priorities List as a single site. Exclusive Contingent Liabilities of such Group that are Environmental Liabilities of such Group arising from sites listed separately on the National Priorities List shall not be deemed to be Related Exclusive Contingent Liabilities. Whether sites not listed on the National Priorities List shall be deemed to be a "single site" for purposes of clause (B) of this definition shall be determined by applying the definition of "on-site" contained in 40 C.F.R. Section 300.5 (as in effect an as of the date of this

Agreement) which provides that "On-site means the areal extent of contamination and all suitable areas in very close proximity to the contamination necessary for implementation of the response action." Site identifications by a state or local Governmental Authority similar in import to those authorized by the definition of "on-site" in 40 C.F.R. Section 300.5 (as in effect as of the date of this Agreement) shall similarly be determinative of whether sites not listed on the National Priorities List shall be deemed to be a "single site" for purposes of this definition.

                  (j) SHARED CONTINGENT GAIN means any Contingent Gain that is not an Exclusive Lucent Contingent Gain or an Exclusive Agere Contingent Gain, including any Contingent Gain relating to, arising out of or resulting from the matters set forth on Schedule 6.1(j).

                  (k) SHARED CONTINGENT LIABILITY means, without duplication:

                           (i) any Contingent Liability that is not an Exclusive
Lucent Contingent Liability or an Exclusive Agere Contingent Liability;

                           (ii) any Liability (other than Taxes) relating to,
arising out of or resulting from the matters set forth on Schedule 6.1(k); and

                           (iii) any Shared Contingent Liability within the
meaning of the SDA Agreement or the CDA Agreement (other than any Liability relating to an Exclusive Lucent Contingent Liability or an Exclusive Agere Contingent Liability, as applicable).

                  (m) SHARED LUCENT PERCENTAGE means 86%.

                  (n) SHARED AGERE PERCENTAGE means 14%.

                  (o) SHARED PERCENTAGE means the Shared Lucent Percentage or the Shared Agere Percentage, as the case may be.

                  (p) VALUE means the aggregate amount of all cash payments, the fair market value of all non-cash payments and the incremental cost of providing any goods or services made or provided in respect of any Exclusive Contingent Liability or Related Exclusive Contingent Liabilities, whether in satisfaction of any judgment, in settlement of any Action or threatened Action or otherwise (including all costs and expenses, of defending or investigating any Action or threatened Action), net of: (i) any Insurance Proceeds received or realized in respect of the applicable Exclusive Contingent Liability or Related Exclusive Contingent Liabilities (applied in reduction of the applicable Liability in the manner contemplated by Section 5.4), (ii) any Tax benefits associated with such payments or the provision of such goods or services (based on assumed effective Tax rate equal to the effective Tax rate of the applicable party for the fiscal year immediately preceding the year in which such payments are made or goods or services provided (it being understood that the effective Tax rate for any party whose earnings for such immediately preceding fiscal year are consolidated for federal income tax purposes with another corporation shall be the effective Tax rate of the corporation filing such federal income tax return for such immediately preceding fiscal year)), (iii) any other amounts recovered (including by way of set off) from a third party in connection with any such Action or threatened Action, and (iv) the amount of any reserve, account payable or similar accrual in respect of the Exclusive Contingent Liability or Related Exclusive Contingent Liabilities, net of any offsetting receivables in respect of such Exclusive Contingent Liability or Related Exclusive Contingent Liabilities, in each case as reflected on the Agere Balance Sheet or the audited consolidated balance sheet of Lucent, including the notes thereto, as of September 30, 2000 (and without giving effect to any subsequent adjustment of any such reserve, account payable, accrual or offsetting receivable).

         6.2.     Contingent Gains

                  (a) Each of Lucent and Agere shall have sole and exclusive right to any benefit received with respect to any Exclusive Lucent Contingent Gain or Exclusive Agere Contingent Gain, respectively. Each of Lucent and Agere shall have sole and exclusive authority to commence, prosecute, settle, manage, control, conduct, waive, forego, release, discharge, forgive and otherwise determine all matters whatsoever with respect to any Exclusive Lucent Contingent Gain or Exclusive Agere Contingent Gain, respectively.

                  (b) Any benefit that may be received from any Shared Contingent Gain shall be shared among Lucent and Agere in proportion to the Shared Lucent Percentage and the Shared Agere Percentage, respectively, and shall be paid in accordance with Section 6.5. Notwithstanding the foregoing, Lucent shall have sole and exclusive authority to commence, prosecute, settle, manage, control, conduct, waive, forgo, release, discharge, forgive and otherwise determine all matters whatsoever with respect to any Shared Contingent Gain. Agere shall not take, or permit any member of its Group to take, any action (including commencing any claim) that would interfere with such rights and powers of Lucent. Lucent shall use its reasonable efforts to notify Agere in the event that it commences an Action with respect to a Shared Contingent Gain; provided that the failure to provide such notice shall not give rise to any rights on the part of Agere against Lucent or affect any other provision of this
Section 6.2. Agere acknowledges that Lucent may elect not to pursue any Shared Contingent Gain for any reason whatsoever (including a different assessment of the merits of any Action, claim or right than Agere or any business reasons that are in the best interests of Lucent or a member of the Lucent Group, without regard to the best interests of any member of the Agere Group) and that no member of the Lucent Group shall have any liability to any Person (including any member of the Agere Group) as a result of any such determination.

                  (c) In the event of any dispute as to whether any claim or right is a Contingent Gain or whether any Contingent Gain is a Shared Contingent Gain, an Exclusive Lucent Contingent Gain or an Exclusive Agere Contingent Gain, Lucent may, but shall not be obligated to, commence prosecution or other assertion of such claim or right pending resolution of such dispute. In the event that Lucent commences any such prosecution or assertion and, upon resolution of the dispute, it is determined hereunder that Agere has the exclusive right to such claim or right, Lucent shall, promptly upon the request of such Agere, discontinue the prosecution or assertion of such right or claim and transfer the control thereof to Agere. In such event, Agere shall reimburse Lucent for all costs and expenses reasonably incurred prior to resolution of such dispute in the prosecution or assertion of such claim or right.

         6.3.     Exclusive Contingent Liabilities

                  Lucent shall be solely responsible for each Exclusive Lucent Contingent Liability, and Agere shall be solely responsible for each Exclusive Agere Contingent Liability. Each Exclusive Contingent Liability or Related Exclusive Contingent Liability shall constitute a Liability for which indemnification is provided by Lucent or Agere, as the case may be, pursuant to
Article V hereof and shall be subject to the procedures set forth in Article V with respect thereto.

         6.4.     Shared Contingent Liabilities

                  (a) As set forth in Section 5.5(c) and subject to Section 5.5(g), Lucent shall assume the defense of, and may seek to settle or compromise, any Third Party Claim that is a Shared Contingent Liability, and the costs and expenses thereof shall be included in the calculation of the amount of the applicable Shared Contingent Liability in determining the reimbursement obligations of the other parties with respect thereto pursuant to this Section 6.4.

                  (b) Each of Lucent and Agere shall be responsible for its Shared Percentage of any Shared Contingent Liability. It shall not be a defense to any obligation by any party to pay any amount in respect of any Shared Contingent Liability that such party was not consulted in the defense thereof, that such party's views or opinions as to the conduct of such defense were not accepted or adopted, that such party does not approve of the quality or manner of the defense thereof or that such Shared Contingent Liability was incurred by reason of a settlement rather than by a judgment or other determination of liability (even if, subject to Section 5.5(g), such settlement was effected without the consent or over the objection of such party).

         6.5.     Payments

                  (a) Any amount owed in respect of (i) any Shared Contingent Liabilities (including reimbursement for the cost or expense of defense of any Third Party Claim that is a Shared Contingent Liability), or (ii) any Shared Contingent Gains pursuant to this Article VI shall be remitted promptly after the party entitled to such amount provides an invoice (including reasonable supporting information with respect thereto) to the party owing such amount.

                  (b) In the case of any Shared Contingent Liability, Lucent shall be entitled to reimbursement from Agere in advance of a final determination of any Action for amounts paid in respect of costs and expenses related thereto, from time to time as such costs and expenses are paid. In the case of any Shared Contingent Gain, Lucent shall be entitled to retain from the amount of the Shared Contingent Gain otherwise payable to Agere, Agere's Shared Percentage of the costs and expenses paid or incurred by or on behalf of any member of the Lucent Group in connection with such Shared Contingent Gain.

                  (c) Any amounts billed and properly payable in accordance with this Article VI that are not paid within 30 days of such bill shall bear interest at the Prime Rate plus 2% per annum.

         6.6. Procedures to Determine Status of Contingent Liability or Contingent Gain

                  (a) With respect to the Actions set forth on Schedule 6.6, and with respect to any other matters not set forth on Schedules 6.1(e), 6.1(g), 6.1(j) or 6.1(k) (regardless of whether such matters are currently pending but not set forth on such Schedules or are asserted or filed hereafter), Lucent and Agere will form the Contingent Claim Committee for the purpose of resolving whether:

                           (i) any claim or right is a Contingent Gain;

                           (ii) any Contingent Gain is a Shared Contingent Gain,
an Exclusive Lucent Contingent Gain or an Exclusive Agere Contingent Gain;

                           (iii) any Liability is a Contingent Liability;

                           (iv) any Contingent Liability is a Shared Contingent
Liability, an Exclusive Lucent Contingent Liability or an Exclusive Agere Contingent Liability; or

                           (v) any Exclusive Contingent Liabilities which
constitute Related Exclusive Contingent Liabilities.

                  (b) Any of the parties may refer any potential Contingent Gains or Contingent Liabilities to the Contingent Claim Committee for resolution as described in Section 6.6(a), and the Contingent Claim Committee's determination (which shall be made within 30 days of such referral) shall be binding on all of the parties and their respective successors and assigns. In the event that the Contingent Claim Committee cannot reach a determination as to the nature or status of any such Contingent Liabilities or Contingent Gains within 30 days after such referral, then the issue will be submitted to the respective General Counsels of Lucent and Agere for determination. If the General Counsels cannot reach a determination, then the procedures set forth in
Article IX of this Agreement shall govern.

                  (c) In resolving, with respect to any Action set forth on
Schedule 6.6 or any other matter not set forth in Schedules 6.1(e), 6.1(g) 6.1(j) or 6.1(k), whether (i) any Contingent Gain is a Shared Contingent Gain, an Exclusive Lucent Contingent Gain or an Exclusive Agere Contingent Gain, or
(ii) any Contingent Liability is a Shared Contingent Liability, an Exclusive Lucent Contingent Liability or an Exclusive Agere Contingent Liability, the categorization of Contingent Claims and Contingent Liabilities reflected in Schedules 6.1(e), 6.1(g), 6.1(j) and 6.1(k) shall be considered and used as a presumptive guide.


         6.7.     Certain Case Allocation Matters

                  The parties agree that if any Action not set forth on Schedule 6.1(e), 6.1(g), 6.1(j) or 6.1(k) involves separate and distinct claims that, if not joined in a single Action, would constitute separate Exclusive Contingent Liabilities of two or more parties, they will use their reasonable best efforts to segregate such separate and distinct claims so that the Liabilities associated with each such claim (including all costs and expenses) shall be treated as Exclusive Contingent Liabilities of the appropriate party and so that each party shall have the rights and obligations with respect to each such claim (including pursuant to Article V hereof) as would have been applicable had such claims been commenced as separate Actions. Notwithstanding the foregoing provisions, this Section 6.7 shall not apply to any separate and distinct claim that is de minimis or frivolous in nature.

         6.8.     Termination of Certain Article VI Provisions

                  The provisions set forth in this Article VI related to sharing of Contingent Gains and Contingent Liabilities shall terminate on the third anniversary of the first Distribution Date except for (i) any claim or action pending or asserted by either party on or prior to such termination, or (ii) any claim or action related to any matter that has a statute of limitations that extends beyond such termination date. Any claim or action referred to in (i) and
(ii) above shall survive until the later of the final determination applicable to any such claim or action or for the applicable statute of limitations covering such claim or action.

                                   ARTICLE VII
                  INTERIM OPERATIONS AND CERTAIN OTHER MATTERS

         7.1.     Insurance Matters

                  (a) Agere agrees that it will pay to Lucent $369,549 per month (prorated on a daily basis for any partial month) in respect of the period from the date hereof until the first Distribution Date following which Agere obtains insurance or is no longer covered under the Insurance Policies, such amount to be payable in arrears by the tenth day of the next succeeding month, in respect of Insurance Policies under which Agere will continue to have coverage following the date hereof. Lucent and Agere agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the first Distribution Date following which Agere obtains insurance or is no longer covered under the Insurance Policies, and for the treatment of any Insurance Policies that will remain in effect following the Closing Date on a mutually agreeable basis. In no event shall Lucent, any other member of the Lucent Group or any Lucent Indemnitee have liability or obligation whatsoever to any member of the Agere Group in the event that any Insurance Policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Agere Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

                  (b) (i) Except as otherwise provided in any Ancillary Agreement, the parties intend by this Agreement that Agere and each other member of the Agere Group be successors-in-interest to all rights that any member of the Agere Group may have as of the Closing Date as a subsidiary, affiliate, division or department of Lucent prior to the Closing Date under any policy of insurance issued to Lucent by any insurance carrier or under any agreements related to such policies executed and delivered prior to the Closing Date, including any rights such member of the Agere Group may have, as an insured or additional named insured, subsidiary, affiliate, division or department, to avail itself of any such policy of insurance or any such agreements related to such policies as in effect prior to the Closing Date. At the request of Agere, Lucent shall take all reasonable steps, including the execution and delivery of any instruments, to effect the foregoing; provided however that Lucent shall not be required to pay any amounts, waive any rights or incur any Liabilities in connection therewith.

                  (ii) Except as otherwise contemplated by any Ancillary Agreement, after the Closing Date, none of Lucent or Agere or any member of their respective Groups shall, without the consent of the other, provide any such insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of any member of the other Group thereunder; provided however that the foregoing shall not (A) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (B) require any member of any Group to pay any premium or other amount or to incur any Liability, or (C) require any member of any Group to renew, extend or continue any policy in force. Each of Agere and Lucent will share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion.

                  (c) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Lucent Group in respect of any Insurance Policy or any other contract or policy of insurance.

                  (d) Agere does hereby, for itself and each other member of the Agere Group, agree that no member of the Lucent Group or any Lucent Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of Lucent and its Affiliates as in effect at any time prior to the Closing Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

                  (e) Nothing in this Agreement shall be deemed to restrict any member of the Agere Group from acquiring at its own expense any other Insurance policy in respect of any Liabilities or covering any period.


         7.2.     Operating Financial Liabilities

                  (a) As between Agere and Lucent, Agere hereby irrevocably assumes and agrees to pay, perform, satisfy and discharge all liabilities, obligations, contingencies and other Liabilities under, or otherwise relating to, arising out of or resulting from, all Agere OFL's. For purposes of this Agreement, the term "Agere OFL" means the OFL's listed or described on Schedule 7.2(a) and any other OFL's that are primarily related to, arise out of or result from any Agere Asset, Agere Liability (including any Agere Contract) or Agere Business or that were otherwise entered into in connection with the conduct of the Agere Business. The parties hereto acknowledge that there may be OFL's that are Agere OFL's that are not set forth or described on such Schedule 7.2(a), either because such OFL's are entered into after the date hereof or because such OFL's were inadvertently excluded from such Schedule. As a result, the parties agree to cooperate in good faith to supplement Schedule 7.2(a) as any additional Agere OFL's are identified. In the event that any OFL is so added to such Schedule 7.2(a), Lucent will retroactively bill Agere in accordance with this Section 7.2 for any amount payable by any member of the Lucent Group on or after the date hereof, and Lucent will retroactively credit Agere in accordance with this Section 7.2 for any amount paid to any member of the Lucent Group on or after the date hereof, together in each case with interest thereon from the date of payment by or to any such member of the Lucent Group, as the case may be, to the date of settlement of such bill or credit, at the Lucent CP Rate that would have been applicable if such Agere OFL had originally been included on Schedule 7.2(a), subject to increase pursuant to
Section 7.2(c)(ii).

                  (b) (i) Lucent may, from time to time, set forth on Schedule 7.2(a) whether any of (and which of) Agere OFL's are to be paid, performed, satisfied and discharged directly by Agere. Lucent may at any time or from time to time on at least 30 days' prior written notice to Agere, modify such Schedule 7.2(a) to change whether any Agere OFL shall thereafter be paid, performed, satisfied and discharged directly by Agere or by Lucent. Lucent shall, in the absence of any default by Agere under this Section 7.2, pay, or cause to be paid, all other Agere OFL's, and Agere agrees to reimburse Lucent for such payments in accordance with the terms of this Section 7.2. If Agere is in default of any of its obligations under this Section 7.2, Lucent shall no longer be required to pay, or cause to be paid, any Agere OFL's and Agere shall be required directly to pay, perform, satisfy and discharge such Agere OFL's.

                           (ii) In the event that payments are made by a third
party under any Agere OFL, if Agere is not in default of any of its obligations under this Section 7.2, (A) if any such payment is made to any member of the Agere Group, such member of the Agere Group will be entitled to retain any such payments received by it, and (B) if any such payment is made to any member of the Lucent Group, such member of the Lucent Group shall, at Lucent's election, either remit any such amounts it receives to Agere or net such amounts against payments Lucent is then required to make under any other Agere OFL or against payments then owed (whether or not then due) to Lucent by Agere hereunder.

                           (iii) In the event that payments are made by a third
party under any Agere OFL, if Agere is in default of any of its obligations under this Section 7.2, (A) if any such payment is made to any member of the Agere Group, Agere shall promptly remit any such payments to Lucent, and (B) if any such payment is made to any member of the Lucent Group, Lucent shall be entitled (but not required, to apply any such payments to satisfy, any such breach by Agere, either, at Lucent's option) by netting amounts then owed (whether or not then due) to Lucent by Agere hereunder or by paying over such monies in order to satisfy any obligation in respect of any Agere OFL.

                           (iv) In the event that payment or receipt of
commodities or other property is called for under any Agere OFL, the parties will mutually agree upon reasonable then current market-based valuations to convert such payment or receipt into dollars, unless Agere determines to make delivery or take receipt under the Agere OFL in commodities or property.

                  (c) (i) Lucent shall issue a statement to Agere for the payments due from or payable to Agere pursuant to this Section 7.2 in respect of any month by the tenth business day of the following month. Each such statement shall set forth the Lucent CP Rate for the immediately preceding month. Interest will accrue and be payable by Agere on all amounts due pursuant to this section
7.2 in respect of Agere OFL's at the Lucent CP Rate in effect for the month immediately preceding the month in which the statement is issued from the date of payment of any such amount by any member of the Lucent Group under any Agere OFL to the date of payment therefor to Lucent by Agere. In the event payments are due by Lucent to Agere under this Section 7.2, Lucent will pay interest at the Lucent CP Rate in effect for the month immediately preceding the month in which the statement is issued from the date of receipt by Lucent under an Agere OFL to the date of payment by Lucent. All payments under this Section 7.2 shall be in same day funds.

                           (ii) Agere agrees to pay Lucent any amounts due
(including in respect of interest) within 10 days of receipt of each statement. Lucent will remit to Agere any payments (including in respect of interest) received by any member of the Lucent Group under any Agere OFL (to the extent not netted in accordance with Section 7.2(b)) within 10 days of the date of statement. Any amounts not paid when due shall bear interest at the Prime Pate plus 2% per annum in lieu of the Lucent CP Rate.

                  (d) (i) Agere may prepay (or effect the early termination) of any Agere OFL's provided that no additional Liability is thereby created for any member of the Lucent Group other than any Liabilities that are fully discharged and satisfied by Agere simultaneously with such prepayment or early termination.

                           (ii) Without Lucent's written consent, Agere will not
enter into or permit any amendment, modification or waiver of any provision of any Agere OFL; provided that Lucent agrees that it will consent to any such amendments, modifications or waivers that do not create additional obligations or Liabilities for any member of the Lucent Group or otherwise adversely affect any member of the Lucent Group.

                           (iii) Each party will give prompt notice to the other
party of any default by it or, if it becomes aware thereof, by any third party under any Agere OFL.

                           (iv) In the event that Agere makes any payment in
respect of an Agere OFL, Agere will be subrogated to all rights of Lucent or any member of the Lucent Group with respect to such Agere OFL, including with respect to collateral, to the extent of such payment.

         7.3.     Certain Business Matters

                  (a) No member of any Group shall have any duty to refrain from
(i) engaging in the same or similar activities or lines of business as any member of the other Group, (ii) doing business with any potential or actual supplier or customer of any member of the other Group, or (iii) engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of the other Group.

                  (b) Each of Lucent and Agere is aware that from time to time certain business opportunities may arise which more than one Group may be financially able to undertake, and which are, from their nature, in the line of more than one Group's business and are of practical advantage to more than one Group. In connection therewith, the parties agree that if prior to (but not following) the first Distribution Date, either Lucent or Agere acquires knowledge of an opportunity that meets the foregoing standard with respect to more than one Group, neither Lucent nor Agere shall have any duty to communicate or offer such opportunity to any of the others and may pursue or acquire such opportunity for itself, or direct such opportunity to any other Person; provided that if such opportunity relates primarily to the Lucent Business or the Agere Business, then the party that acquires knowledge of such opportunity shall use its reasonable best efforts to communicate and offer such opportunity to Lucent or Agere, as applicable. Notwithstanding the foregoing, no party shall be required to so communicate or offer any such opportunity if it would result in the breach of any contract or agreement or violate any applicable law, rule or regulation of any Governmental Authority, no party shall have any obligation to finance (or provide any other assistance whatsoever) to any other party in connection with any such opportunity. In the event the foregoing proviso is applicable, no party, other than the party to whom the opportunity must be offered in accordance with such clauses, shall pursue or acquire such opportunity for itself, or direct such opportunity to any other Person, unless the party to whom the opportunity is required to be offered does not within a reasonable period of time begin to pursue, or does not thereafter continue to pursue, such opportunity diligently and in good faith.

         7.4.     Late Payments

                  Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within 30 days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2%.

                                  ARTICLE VIII
                    EXCHANGE OF INFORMATION; CONFIDENTIALITY

         8.1.     Agreement for Exchange of Information; Archives

                  (a) Each of Lucent and Agere, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time before or after any Distribution Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, in each case other than claims or allegations that one party to this Agreement has against the other, or (iii) subject to the foregoing clause (ii), to comply with its obligations under this Agreement, any Ancillary Agreement or any Agere OFL; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

                  (b) After the Closing Date, Agere shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the Agere Business that are located in archives retained or maintained by Lucent. Agere may obtain copies (but not originals) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes, provided that Agere shall cause any such objects to be returned promptly in the same condition in which they were delivered to Agere and Agere shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to Lucent. Agere shall pay the applicable fee or rate per hour for archives research services (subject to increase from time to time to reflect rates then in effect for Lucent generally). Nothing herein shall be deemed to restrict the access of any member of the Lucent Group to any such documents or objects or to impose any liability on any member of the Lucent Group if any such documents or objects are not maintained or preserved by Lucent.

                  (c) After the date hereof, each of Lucent and Agere (i) shall maintain in effect at its own cost and expense adequate systems and controls to the extent necessary to enable the members of the other Group to satisfy their respective reporting, accounting, audit and other obligations, and (ii) shall provide, or cause to be provided, to the other party in such form as such other party shall request, at no charge to the requesting party, all financial and other data and information as such requesting party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

         8.2.     Ownership of Information

                  Any Information owned by one Group that is provided to a requesting party pursuant to Section 8.1 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

         8.3.     Compensation for Providing Information

                  Except as set forth in Section 8.1(c)(ii), the party requesting Information agrees to reimburse the other party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the parties, such costs shall be computed in accordance with the providing party's standard methodology and procedures.

         8.4.     Record Retention

                  To facilitate the possible exchange of Information pursuant to this Article VIII and other provisions of this Agreement after any Distribution Date, the parties agree to use their reasonable best efforts to retain all Information in their respective possession or control on any Distribution Date in accordance with the policies of Lucent as in effect on the Closing Date or such other policies as may be reasonably adopted by the appropriate party after the Closing Date. No party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other party may have the right to obtain pursuant to this Agreement prior to the third anniversary of the date hereof without first using its reasonable best efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such information prior to such destruction; provided, however, that in the case of any Information relating to Taxes, employee benefits or Environmental Liabilities, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof).

         8.5.     Limitations of Liability

                  No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed after reasonable best efforts by such party to comply with the provisions of Section 8.4.

         8.6.     Other Agreements Providing for Exchange of Information

                  The rights and obligations granted under this Article VIII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

         8.7.     Production of Witnesses; Records; Cooperation

                  (a) After the Closing Date, except in the case of an adversarial Action by one party against another party, each party hereto shall use its reasonable best efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

                  (b) If an Indemnifying Party or Lucent chooses to defend or to seek to compromise or settle any Third Party Claim, or if any party chooses to prosecute or otherwise evaluate or to pursue any Contingent Gain, the other parties shall make available to such

Indemnifying Party, Lucent or such other party, as the case may be, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

                  (c) Without limiting the foregoing, the parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions, Contingent Liabilities and Contingent Gains.

                  (d) Without limiting any provision of this Section, each of the parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect any intellectual property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any intellectual property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

                  (e) The obligation of the parties to provide witnesses pursuant to this Section 8.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 8.7(a)).

                  (f) In connection with any matter contemplated by this Section 8.7, the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

         8.8.     Confidentiality

                  (a) Subject to Section 8.9, each of Lucent and Agere, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to Lucent's confidential and proprietary information pursuant to policies in effect as of the Closing Date, all Information concerning each such other Group that is either in its possession (including Information in its possession prior to any of the date hereof, the Closing Date or any Distribution Date) or furnished by any such other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such party or any member of such Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such party (or any member of such party's Group) which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or confidential Information of the other party.

                  (b) Each party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 8.9. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

         8.9.     Protective Arrangements

                  In the event that any party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of any other party (or any member of any other party's Group) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

                                   ARTICLE IX
                               DISPUTE RESOLUTION

         9.1.     Disputes

                  Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and mediation set forth in this Article IX shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any member of the Lucent Group and the Agere Group.

         9.2.     Escalation; Mediation

                  (a) It is the intent of the parties to use their respective reasonable best efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any party involved in a dispute, controversy or claim may deliver a notice (an "Escalation Notice") demanding an in person meeting involving representatives of the parties at a senior level of management of the parties (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties shall use their reasonable best efforts to meet within 30 days of the Escalation Notice.

                  (b) If the parties are not able to resolve the dispute, controversy or claim through the escalation process referred to above, then the matter shall be referred to mediation. The parties shall retain a mediator to aid the parties in their discussions and negotiations by informally providing advice to the parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the parties or by other agreement of the parties. Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Mediation shall be a prerequisite to the commencement of any action by either party.

         9.3.     Court Actions

                  (a) In the event that any party, after complying with the provisions set forth in Section 9.2 above, desires to commence an Action, such party may submit the dispute, controversy or claim (or such series of related disputes, controversies or claims) to any court of competent jurisdiction.

                  (b) Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article IX with respect to all matters not subject to such dispute, controversy or claim.

                                    ARTICLE X
                   FURTHER ASSURANCES AND ADDITIONAL COVENANTS

         10.1.    Further Assurances

                  (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable best efforts, prior to, on and after the Closing Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

                  (b) Without limiting the foregoing, prior to, on and after the Closing Date, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Agere Assets and the assignment and assumption of the Agere Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title, free and clear of any Security Interest, if and to the extent it is practicable to do so.

                  (c) On or prior to the Closing Date, Lucent and Agere in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions which are reasonably necessary or desirable to be taken by Lucent, Agere or any other Subsidiary of Lucent, as the case may be, to effectuate the transactions contemplated by this Agreement. On or prior to the Closing Date, Lucent and Agere shall take all actions as may be necessary to approve the stock-based employee benefit plans of Agere in order to satisfy the requirement of Rule 16b-3 under the Exchange Act

                  (d) The parties hereto agree to take any reasonable actions necessary in order for the Distribution to qualify as a tax-free distribution pursuant to Section 355 of the Code.

                  (e) Lucent and Agere, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of Agere or any member of the Agere Group, on the one hand, or of Lucent or any member of the Lucent Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any third Person arises out of any action or inaction described in clause (i) or
(ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

                  (f) Prior to the Closing Date, if one or more of the parties identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the parties will cooperate in determining whether there is a mutually acceptable arm's-length basis on which the other party will provide such service.

         10.2.    Qualification as Tax-Free Distribution

                  After the Closing Date, neither Lucent nor Agere shall take, or permit any member of its respective Group to take, any action which could reasonably be expected to prevent the Distribution from qualifying as a tax-free distribution within the meaning of Section 355 of the Code or any other transaction contemplated by this Agreement or any Ancillary Agreement which is intended by the parties to be tax-free from so qualifying, including issuing any common stock that would prevent the Distribution from qualifying as a tax-free distribution within the meaning of Section 355 of the Code; provided, however, that the preceding shall not be construed as obligating Lucent to consummate the Distribution without the satisfaction or waiver of all conditions set forth in
Section 4.3.

         10.3.    Changes in Agere Stock Ownership Following the Distribution

                  (a) For each proposed Change in Agere Stock Ownership occurring during the Second Anniversary Period after which the Agere Cumulative Ownership Change will exceed 25 percent, Agere agrees that prior to consummating such Change in Agere Stock Ownership it will (i) notify Lucent of such proposed agreement or plan, and (ii) not consummate such agreement or plan unless (A) Lucent shall have obtained a Supplemental Ruling in accordance with Section 6.5(e) of the Tax Sharing Agreement that the consummation of such agreement or plan will not effect the treatment of the Distribution under Section 355 of the Code; or (B) Agere shall have obtained an opinion of Cravath, Swaine & Moore (or other nationally recognized tax counsel acceptable to Lucent) that the consummation of such agreement or plan will not effect the treatment of the Distribution under Section 355 of the Code; or (C) Lucent shall have waived the requirement to obtain such a ruling or opinion. Notwithstanding the foregoing, if a proposed Change in Agere Stock Ownership is a result of negotiations, discussions or similar transactions that occurred at any time during the Non-Negotiation Period, then the preceding sentence shall apply to each such proposed Change in Agere Stock Ownership during the Third Anniversary Period.

                  (b) If Agere notifies Lucent of a proposed agreement or plan under this Section 10.3, Agere and Lucent shall reasonably cooperate to attempt to obtain the IRS ruling or opinion of counsel referred to in the preceding sentence, unless Lucent shall have waived the requirement to obtain such ruling or opinion.

                  (c) For all Changes in Agere Stock Ownership occurring during the Second Anniversary Period after which the Agere Cumulative Ownership Change will not exceed 25 percent, Agere agrees that within 30 days after entering into an agreement or adopting a plan to consummate such Change in Agere Stock Ownership, it will notify Lucent of such agreement or plan and provide Lucent with complete details as to how the proposed Change in Agere Stock Ownership will impact the Agere Cumulative Ownership Change.

         10.4.    Changes in Lucent Stock Ownership Following the Distribution

                 (a) For each proposed Change in Lucent Stock Ownership occurring during the Second Anniversary Period after which the Lucent Cumulative Ownership Change will exceed 25 percent, Lucent agrees that prior to consummating such Change in Lucent Stock Ownership it will (i) notify Agere of such proposed agreement or plan, and (ii) not consummate such agreement or plan unless (A) Lucent shall have obtained a Supplemental Ruling from the Service that the consummation of such agreement or plan will not effect the treatment of the Distribution under Section 355 of the Code; or (B) Lucent shall have obtained an opinion of Cravath, Swaine & Moore (or other nationally recognized tax counsel acceptable to Agere) that the consummation of such agreement or plan will not effect the treatment of the Distribution under Section 355 of the Code; or (C) Agere shall have waived the requirement to obtain such a ruling or opinion. Notwithstanding the foregoing, if a proposed Change in Lucent Stock Ownership is a result of negotiations, discussions or similar transactions that occurred at any time during the Non-Negotiation Period, then the preceding sentence shall apply to each such proposed Change in Lucent Stock Ownership during the Third Anniversary Period.

                  (b) If Lucent notifies Agere of a proposed agreement or plan under this Section 10.4, Lucent and Agere shall reasonably cooperate to attempt to obtain the IRS ruling or opinion of counsel referred to in the preceding sentence, unless Agere shall have waived the requirement to obtain such ruling or opinion.

                  (c) For all Changes in Lucent Stock Ownership occurring during the Second Anniversary Period after which the Lucent Cumulative Ownership Change will not exceed 25 percent, Lucent agrees that within 30 days after entering into an agreement or adopting a plan to consummate such Change in Lucent Stock Ownership, it will notify Agere of such agreement or plan and provide Agere with complete details as to how the proposed Change in Lucent Stock Ownership will impact the Lucent Cumulative Ownership Change.

         10.5.    Compliance with SDA Agreement and CDA Agreement

                  From and after the date hereof, Agere agrees to comply with and abide by, and to cause the other members of the Agere Group to comply with, and abide by, the provisions of the SDA Agreement and the CDA Agreement (including any agreements contemplated by or entered into in connection with the SDA Agreement or the CDA Agreement) applicable to Agere.

                                   ARTICLE XI
                                   TERMINATION

         11.1.    Termination by Mutual Consent

                  This Agreement may be terminated at any time prior to the last Distribution Date by the mutual consent of Lucent and Agere.

         11.2.    Other Termination

                  (a) This Agreement may be terminated by Lucent at any time, in its sole discretion, prior to the Closing Date.

                  (b) The obligations of the parties under Article IV (including the obligation to pursue or effect the Distribution) may be terminated by Lucent if:

                           (i) at any time, after consultation with the senior
management of Agere, the board of Directors of Lucent determines, in its sole discretion, that the Distribution is not in the best interests of Lucent or its stockholders;

                           (ii) as of September 30, 2001, the consummation of
the Distribution is not permitted under Lucent's then existing indebtedness or would result in the acceleration of any payment obligation under such indebtedness; or

                           (iii) the Distribution shall not have occurred on or
prior to September 30, 2002.

         11.3.    Effect of Termination

                  (a) In the event of any termination of this Agreement prior to the Closing Date, no party to this Agreement (or any of its directors or officers) shall have any Liability or further obligation to any other party.

                  (b) In the event of any termination of this Agreement on or after the Closing Date, only the provisions of Article IV and Section 10.2 will terminate and the other provisions of this Agreement and each Ancillary Agreement shall remain in full force and effect.

                  (c) In the event of any termination of Lucent's obligation to complete the Distribution on or after the Closing Date, only the provisions of
Article IV and Section 10.2 will terminate and the other provisions of this Agreement and each Ancillary Agreement shall remain in full force and effect.

                                   ARTICLE XII
                                  MISCELLANEOUS

         12.1.    Counterparts; Entire Agreement; Corporate Power

                  (a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.


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                  (b) This Agreement, the Ancillary Agreements, the Exhibits,
the Schedules and appendices hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

                  (c) Lucent represents on behalf of itself and each other member of the Lucent Group, and Agere represents on behalf of itself and each other member of the Agere Group, as follows:

                           (i) each such Person has the requisite corporate or
other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each other Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby; and

                           (ii) this Agreement and each Ancillary Agreement to
which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

                  (d) Each party hereto acknowledges that it and each other party hereto is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature. Each party hereto expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such party to the same extent as if it were signed manually and agrees that at the reasonable request of any other party hereto at any time it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

                  (e) Notwithstanding any provision of this Agreement or any Ancillary Agreement, neither Lucent nor Agere shall be required to take or omit to take any act that would violate its fiduciary duties to any minority stockholders of any non-wholly owned Subsidiary of Lucent or Agere, as the case may be (it being understood that directors' qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

         12.2.    Governing Law

                  This Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the laws of the State of New York irrespective of the choice of laws principles of the State of New York, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

         12.3.    Assignability


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         Except as set forth in any Ancillary Agreement, this Agreement and each
Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and permitted assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto.

         12.4.    Third Party Beneficiaries

                  Except for the indemnification rights under this Agreement of any Lucent Indemnitee or Agere Indemnitee in their respective capacities as such, (i) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder, and (ii) there are no third party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

         12.5.    Notices

                  All notices or other communications under this Agreement or any Ancillary Agreement shall be in writing and shall be deemed to be duly given when (i) delivered in person or (ii) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

                  If to Lucent, to:  Lucent Technologies Inc.
                                     600 Mountain Avenue
                                     Murray Hill, New Jersey 07974
                                     Attn: President and Chief Executive Officer

                  with a copy to:    Lucent Technologies Inc.
                                     600 Mountain Avenue
                                     Murray Hill, New Jersey 07974
                                     Attn: General Counsel

                  If to Agere to:    Agere Systems Inc.
                                     555 Union Boulevard
                                     Allentown, PA 18109
                                     Attn: President and Chief Executive Officer

                  with a copy to:    Agere Systems Inc.
                                     555 Union Boulevard
                                     Allentown, PA 18109
                                     Attn: General Counsel

Any party may, by notice to the other party, change the address to which such notices are to be


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given.

         12.6.    Severability

                  If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

         12.7.    Force Majeure

                  No party shall be deemed in default of this Agreement or any Ancillary Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement or any Ancillary Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

         12.8.    Publicity

                  Prior to the Distribution, each of Agere and Lucent shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the IPO, the Distribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

         12.9.    Expenses

                  Except as expressly set forth in this Agreement or in any Ancillary Agreement, all third party fees, costs and expenses paid or incurred
(a) in connection with the Separation or the IPO will be paid by Agere, and (b) in connection with the Exchange or the Distribution will be paid by Lucent.

         12.10.   Headings

                  The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.


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         12.11.   Survival of Covenants

                  Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive each of the Separation, the IPO and the Distribution and shall remain in full force and effect.

         12.12.   Waivers of Default

                  Waiver by any party of any default by the other party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

         12.13.   Specific Performance

                  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

         12.14.   Amendments

                  No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

         12.15.   Interpretation

                  Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof, " "herein, " and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement). Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified. The word "including" and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean "including, without limitation," unless the


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context otherwise requires or unless otherwise specified. The word "or" shall not be exclusive. Unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to "the date hereof," "the date of this Agreement," "hereby" and "hereupon" and words of similar import shall all be references to February 1, 2001, regardless of any amendment or restatement hereof.


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         IN WITNESS WHEREOF, the parties have caused this Separation and
Distribution Agreement to be executed by their duly authorized representatives.


                               LUCENT TECHNOLOGIES INC.



                               By: /s/ ROBERT C. HOLDER
                                   -------------------------------------
                                   Name:   Robert C. Holder
                                   Title:  Executive Vice President


                               AGERE SYSTEMS INC.



                               By: /s/ JOHN T. DICKSON
                                   -------------------------------------
                                   Name:   John T. Dickson
                                   Title:  President and Chief Executive Officer


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